                                                                  EXECUTION COPY

                           -------------------------

                         BYSSA STOCK PURCHASE AGREEMENT

                           -------------------------

                                      AMONG

                           BANCOLOMBIA (PANAMA) S.A.,
                                  AS PURCHASER,

                                       AND

             THE PERSONS IDENTIFIED HEREIN AS MAJORITY SHAREHOLDERS,
                  IN RESPECT OF THE SHARES OF CAPITAL STOCK OF

                            BIENES Y SERVICIOS, S.A.

                                  APRIL 2, 2007

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                                TABLE OF CONTENTS

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ARTICLE 1      DEFINITIONS..................................................................    1
      1.1      Defined Terms................................................................    1
      1.2      Other Definitional and Interpretive Provisions...............................    9

ARTICLE 2      PURCHASE PRICE; ESCROW AGREEMENT.............................................   10
      2.1      Sale and Purchase of the Offered Shares......................................   10
      2.2      Escrow Agreement.............................................................   11
      2.3      Put Option...................................................................   11
      2.4      Exercise of the Put Option...................................................   11
      2.5      Tender of Banagricola Shares in the Banagricola OPA..........................   12

ARTICLE 3      PURCHASE AND SALE PROCEDURES.................................................   12
      3.1      OPA Procedures...............................................................   13
      3.2      Restriction on Future Tender Offers..........................................   13

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..............................   13
      4.1      Organization and Standing....................................................   13
      4.2      Authority; Enforceability....................................................   14
      4.3      Non-Contravention............................................................   14
      4.4      Consents and Approvals.......................................................   14
      4.5      Brokers......................................................................   14
      4.6      Financial Capacity; Solvency.................................................   15
      4.7      Litigation...................................................................   15
      4.8      Information..................................................................   15

ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF THE MAJORITY SHAREHOLDERS..................   15
      5.1      Existence....................................................................   15
      5.2      Ownership of Shares..........................................................   15
      5.3      Authority; Enforceability....................................................   16
      5.4      Non-Contravention............................................................   16
      5.5      Consents and Approvals.......................................................   16
      5.6      Brokers......................................................................   17
      5.7      Litigation...................................................................   17

ARTICLE 6      REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY...................   17
      6.1      Organization and Standing....................................................   17
      6.2      Authority to do Business.....................................................   17
      6.3      Authority; Enforceability....................................................   17
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      6.4      Charter Documents............................................................   18
      6.5      Investments in Other Persons.................................................   18
      6.6      Capitalization of the Company................................................   18
      6.7      Rights; Warrants or Options; Dividends.......................................   18
      6.8      Non-Contravention............................................................   19
      6.9      Consents and Approvals.......................................................   19
      6.10     Financial Statements.........................................................   20
      6.11     No Material Adverse Change; Conduct of Business..............................   20
      6.12     Undisclosed Liabilities......................................................   20
      6.13     Disclosed Data...............................................................   20
      6.14     Tangible Personal Property...................................................   20
      6.15     Real Property................................................................   21
      6.16     Condition of Assets..........................................................   21
      6.17     Insurance....................................................................   21
      6.18     Labor Relations..............................................................   22
      6.19     Permits......................................................................   22
      6.20     Compliance With Laws.........................................................   22
      6.21     Litigation...................................................................   22
      6.22     Banagricola Shares and BESI Shares...........................................   23
      6.23     List of Personnel............................................................   23
      6.24     Employee Benefit Plans.......................................................   23
      6.25     Tax Matters..................................................................   24
      6.26     Environmental Matters........................................................   25
      6.27     Intellectual Property........................................................   26
      6.28     Transactions With Affiliates.................................................   27
      6.29     Powers of Attorney...........................................................   27
      6.30     Material Contracts...........................................................   27
      6.31     No Immunity..................................................................   28
      6.32     Improper Payments; etc.......................................................   28
      6.33     Accounting Controls..........................................................   28
      6.34     Risk Management; Allowance for Loan Losses...................................   29
      6.35     Sufficiency of Assets........................................................   29
      6.36     Brokers......................................................................   29
      6.37     Books and Records............................................................   29
      6.38     Loans to Banagricola Shareholders............................................   29

ARTICLE 7      PRE-CLOSING COVENANTS........................................................   29
      7.1      Conduct of Business..........................................................   29
      7.2      Pre-Closing Activities.......................................................   30
      7.3      Efforts to Consummate........................................................   31
      7.4      Confidentiality; Access......................................................   31
      7.5      No Proxies for or Encumbrances on Shares; Voting.............................   32
      7.6      No Proxies for or Encumbrances on Banagricola Shares; Voting.................   33
      7.7      Preparation for Asset Sales..................................................   33
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                                       ii
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ARTICLE 8      CONDITIONS TO THE OPA........................................................   33
      8.1      Conditions to the Purchaser's Obligations....................................   33
      8.2      Conditions to Obligations of the Majority Shareholders.......................   34

ARTICLE 9      CONDITIONS TO CLOSING........................................................   35
      9.1      Conditions to the Purchaser's Obligations....................................   35

ARTICLE 10     OTHER AGREEMENTS.............................................................   36
      10.1     Further Assurances...........................................................   36
      10.2     Transitional Activities......................................................   36
      10.3     Publicity....................................................................   36
      10.4     Litigation Support...........................................................   36
      10.5     No Additional Representations................................................   37
      10.6     Disclaimer Regarding Estimates and Projections...............................   37
      10.7     Director and Officer Liability and Indemnification...........................   37
      10.8     No Solicitation..............................................................   38
      10.9     Third Party Consents.........................................................   38
      10.10    Dealing with Certain Authorities.............................................   38
      10.11    Non-Competition and Non-Solicitation.........................................   39
      10.12    Banagricola OPA..............................................................   40

ARTICLE 11     SURVIVAL OF REPRESENTATIONS AND WARRANTIES...................................   41
      11.1     Survival of Representations and Warranties...................................   41

ARTICLE 12     TERMINATION..................................................................   41
      12.1     Termination..................................................................   41
      12.2     Effect of Termination........................................................   42

ARTICLE 13     MAJORITY SHAREHOLDER REPRESENTATIVES.........................................   42
      13.1     Appointment..................................................................   42
      13.2     Reliance by Majority Shareholders' Representative............................   43
      13.3     Expenses of Majority Shareholders' Representative............................   43
      13.4     Indemnification..............................................................   43

ARTICLE 14     MISCELLANEOUS................................................................   44
      14.1     Notices......................................................................   44
      14.2     Entire Agreement.............................................................   45
      14.3     Benefits; Binding Effect; Assignment.........................................   45
      14.4     Waiver.......................................................................   45
      14.5     No Third Party Beneficiaries.................................................   45
      14.6     Severability.................................................................   45
      14.7     Expenses.....................................................................   46
      14.8     Section Headings.............................................................   46
      14.9     Counterparts; Facsimile Signature............................................   46
      14.10    Litigation; Prevailing Party.................................................   46
      14.11    Specific Performance.........................................................   46
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      14.12    Governing Law; Jurisdiction; Waiver of Jury Trial............................   46
      14.13    Jurisdiction, Etc............................................................   46
      14.14    Construction.................................................................   47
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                                       iv
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                                    EXHIBITS

EXHIBIT A   Ownership/Percentage Ownership of Majority Shareholders

EXHIBIT B   Escrow Agreement Terms


                                    SCHEDULES

Schedule 4.4     Purchaser Consents

Schedule 5.5     Majority Shareholders' Consents

Schedule 6.2     Foreign Qualifications

Schedule 6.5     Investments in Other Persons

Schedule 6.6     Capitalization of the Company

Schedule 6.7     Rights; Warrants or Options; Dividends

Schedule 6.9     Company Consents

Schedule 6.10    Financial Statements

Schedule 6.12    Undisclosed Liabilities

Schedule 6.15    Real Property

Schedule 6.17    Insurance

Schedule 6.18    Labor Relations

Schedule 6.19    Permits

Schedule 6.21    Litigation

Schedule 6.23    List of Personnel

Schedule 6.24    Employee Benefit Plans

Schedule 6.25    Tax Matters

Schedule 6.27    Intellectual Property

Schedule 6.28    Transactions With Affiliates

Schedule 6.29    Powers of Attorney

Schedule 6.30    Material Contracts

Schedule 10.11.1 Designated Shareholders

Schedule 10.11.2 Restricted Business Exceptions

Schedule 13.1    Majority Shareholders' Representatives

                         BYSSA STOCK PURCHASE AGREEMENT

      This BYSSA Stock Purchase Agreement is made and entered into as of April 2, 2007, by and among Bancolombia (Panama) S.A., a sociedad anonima organized and existing under the laws of Panama (the "Purchaser"), Bienes y Servicios, S.A., a sociedad anonima organized and existing under the laws of El Salvador (the "Company"), each of the shareholders of the Company listed on Exhibit A hereto (the "Majority Shareholders"), and any shareholders of the Company who execute and deliver to the Purchaser a Joinder Agreement following the date hereof.

                             PRELIMINARY STATEMENTS:

      A. The Majority Shareholders own 3,568,613 shares of capital stock of the Company, which shares represent 50.8349%, on a fully diluted basis, of the issued and outstanding capital stock of the Company.

      B. The Majority Shareholders propose to sell to the Purchaser, and the Purchaser proposes to purchase from the Majority Shareholders, fully paid-in Shares of the Company that will represent at least 50.8349% of the Shares (as defined below) on a fully diluted basis (the "Minimum Percentage").

      C. The Purchaser will effectuate a public tender offer in El Salvador (the "OPA") in accordance with Article 3 herein, whereby the Purchaser will offer to purchase the Shares (as defined below) from the Majority Shareholders and the Minority Shareholders (as defined below) desiring to sell their Shares subject to the terms and conditions of this Agreement. The Purchaser shall have no obligation to purchase any shares of the Subsidiaries not held by the Company.

                                   AGREEMENT:

      In consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      1.1 Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated below, which meanings shall be equally applicable to both the singular and plural forms of such terms:

      "Accounting Standards" means the accounting standards as determined from time to time by Consejo de Vigilancia de la Profesion de Contaduria Publica y Auditoria and, to the extent a matter is not covered by such principles, in accordance with GAAP.

      "Acquisition Proposal" means any proposal or offer (whether or not in writing and whether or not legally binding) for a merger, consolidation, purchase of assets, tender offer or other business combination involving the Company or any Subsidiary or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any Subsidiary, other than in furtherance of the transactions contemplated by this Agreement and the other Transaction Documents.

      "Additional Restricted Business" means Restricted Business as such term is defined in the Banagricola SPA.

      "Affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls the subject person or any person that is controlled by or is under common control with such person. For purposes of this definition, "control" (including the correlative terms "controlling," "controlled by" and "under common control with"), with respect to any person, means possession, directly or indirectly, of the power to vote more than fifty percent (50%) of the Voting Stock of such person or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock or by contract or otherwise.

      "Agreement" means this BYSSA Stock Purchase Agreement.

      "Authority" means, with respect to any person, any governmental, regulatory or administrative body, agency, commission, bureau, authority, court or arbitration tribunal, or any foreign governmental regulatory agency, commission, bureau, authority, court or arbitration tribunal having jurisdiction over the property or business of Company or any of the Subsidiaries, including, the U.S. Regulators, the Salvadoran Authorities and the Salvadoran Securities Regulator.

      "Banagricola" means Banagricola, S.A., a sociedad anonima organized and existing under the laws of Panama.

      "Banagricola Loans" is defined in Section 6.38.1.

      "Banagricola OPA" is defined in Section 10.12.

      "Banagricola Shares" is defined in Section 6.22.

      "Banagricola SPA" means the Master Stock Purchase Agreement, dated as of December 22, 2006, among the Purchaser and certain shareholders of Banagricola (as amended from time to time).

      "Bankruptcy and Equity Exceptions" is defined in Section 4.2.

      "BESI" is defined in Section 2.4.2.

      "BESI Shares" is defined in Section 2.4.2.

      "Brokerage House" means Bursabac, S.A. de C.V., a sociedad anonima organized and existing under the laws of El Salvador, which will be the brokerage house to be used by the Purchaser to effectuate the OPA, as contemplated by Article 3 hereof.

      "Business Day" means any day other than Saturday, Sunday or a day on which banks in San Salvador, El Salvador or New York, New York, U.S.A. are authorized or required by Law to close in any such city.

      "Caoba" is defined in Section 5.6.

      "Charter Documents" means with respect to any juridical person, such person's articles or certificate of incorporation, formation or association, by-laws, limited liability company agreement, partnership agreement or other constitutive documents.

      "Closing" means the completion of the purchase and sale of the Offered Shares.

      "Closing Date" means the date on which the Closing occurs.

      "Code" means the United States Internal Revenue Code of 1986.


      "Company" is defined in the Preamble.


      "Company Consents" is defined in Section 6.9.

      "Contract" means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease, understanding, arrangement, or commitment to which such person or any of its subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject, whether or not in writing, and whether express or implied.

      "Customer" means, as of any time, any customer or client of the Company or any Subsidiary.

      "Daily Interest Rate" is equal to 0.017255%, which is the daily interest rate that, when compounded on a daily basis for one 365-day year, is equivalent to an annual interest rate of 6.50%.

      "Designated Shareholder" is defined in Section 10.11.1.

      "Disclosed Data" means (i) the electronic data room containing documents and materials concerning the businesses and operations of the Company and the Subsidiaries, (including the written responses to written questions of the Purchaser), made available to the Purchaser prior to the date hereof, (ii) the Public Filings of the Company or any Subsidiary and (iii) the Confidential Information Package dated October 2006.

      "El Salvador" means the Republic of El Salvador.


      "Employee Benefit Plans" means all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company, including pension, retirement, welfare, medical, deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans and employment and change in control plans and agreements.

      "Environmental Costs" means any and all costs and expenditures, in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Laws, any fees, fines, penalties or charges associated with any authorizations from any Authority, or any actions necessary to comply with any Environmental Laws.

      "Environmental Law" means any and all Laws and authorizations applicable to the Company or any Subsidiary relating to the regulation of pollution or protection of human health, safety or the environment.

      "Equity Compensation Awards" is defined in Section 6.7.1.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "Financial Statement Date" means December 31, 2006.

      "Financial Statements" is defined in Section 6.10.

      "GAAP" means generally accepted accounting principles as in effect in El Salvador.

      "GS" is defined in Section 5.6.

      "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any Liability under any Environmental Law.

      "Immediate Family Member" means, with respect to any Designated Shareholder, each parent, spouse or child (including those adopted) of such Designated Shareholder but excluding any parent, spouse or child that is not under the control of such Designated Shareholder, with whom such Designated Shareholder is not acting in concert to acquire or own any equity or voting securities in a Restricted Business, or with respect to whom such Designated Shareholder does not have actual knowledge of such ownership interest in a Restricted Business.

      "Intellectual Property" is defined in Section 6.27.1.

      "Intellectual Property Rights" means (i) rights in trademarks, service marks, and trade names, registered or unregistered, (ii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iii) trade secrets, (iv) rights in Internet domain names, uniform resource locators and e-mail addresses, (v) know-how and (vi) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, contract, license or otherwise.

      "Initial Shares" means the total number of Shares equal to the Minimum Percentage.

      "Joinder Agreement" means documentation in such form as is mutually agreeable to the parties hereto for the joinder of persons as parties to this Agreement.

      "Knowledge of the Purchaser" means (i) the actual personal knowledge of Jorge Londono Saldarriaga and Sergio Restrepo Isaza, and (ii) the knowledge that any such person referenced in (i), as a prudent business person holding such position or having such responsibilities, would have obtained in the conduct of his or her duties.

      "Knowledge of the Shareholders" means (i) the actual personal knowledge of
(A) each member of the board of directors of the Company and (B) the executive officers of the Company, department heads and other principal persons, and (ii) the knowledge that any such person referenced in (i), as a prudent business person holding such position or having such responsibilities, would have obtained in the conduct of his or her duties.

      "Law" means any law, statute, rule or regulation, and any judgment, order or decree of any Authority.

      "Liability" means any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a nature required to be reflected or reserved against in the Financial Statements of such entities or the notes thereto in accordance with the Accounting Standards.

      "Lien" means any lien, charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, restriction, encumbrance or pledge of any kind whatsoever, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

      "Listed Intellectual Property" is defined in Section 6.27.1.

      "Litigation" means any civil, criminal, regulatory, administrative, investigative or informal actions, audits, demands, suits, claims, arbitrations, hearings, litigations, disputes, investigations or other similar proceedings.

      "Loans" shall mean all loans, notes, extensions of credit, leases, guaranties, loan commitments, credit enhancements and similar borrowing arrangements issued on behalf of any person by the Company or any Subsidiary.

      "Losses" means all damages, costs, obligations, liabilities, losses, expenses, and fees (including court costs and reasonable attorneys' fees and expenses) that the subject person may sustain.

      "Majority Shareholders" is defined in the Preamble and shall include any Shareholder who executes and delivers a Joinder Agreement to the Purchaser.

      "Majority Shareholders' Consents" is defined in Section 5.5.

      "Material Adverse Change" means any change or effect that is or would reasonably be expected to have a Material Adverse Effect.

      "Material Adverse Effect" means any change or effect that is materially adverse to the business, results of operations or financial condition of the Company and the Subsidiaries, taken as a whole.

      "Material Contract" is defined in Section 6.30.

      "Minimum Percentage" is defined in the Recitals.

      "Minority Shareholders" means, as of any date, the shareholders of the Company other than the Majority Shareholders.

      "Offered Shares" is defined in Section 2.1.

      "OPA" is defined in the Recitals. ---

      "OPA Commencement Date" is defined in Section 3.1.2.

      "OPA Documents" shall mean the informational documents related to the OPA.

      "OPA Escrow Agent" means the financial institution acting as escrow agent under the OPA Escrow Agreement.

      "OPA Escrow Agreement" means the escrow agreement by and among the Purchaser, the OPA Escrow Agent and the Majority Shareholders substantially in the form attached hereto as Exhibit B.

      "OPA Termination Date" means the date on which the OPA terminates.

      "Option Notice" is defined in Section 2.3.

      "Option Period" is defined in Section 2.3.

      "Ordinary Course of Business" means the ordinary course of business consistent with the past custom and practice of the Company and/or the Subsidiaries in the operation of their respective businesses.

      "Owned Intellectual Property Rights" means Intellectual Property Rights owned by the Company or any Subsidiary.

      "Panama" means the Republic of Panama.

      "Panamanian Superintendence" means the Superintendencia de Bancos de
Panama.


      "Percentage Ownership" means the percentage ownership in the Company of each Majority Shareholder as set forth on Exhibit A.

      "Permits" means all licenses, permits, orders, approvals, registrations, authorizations, and qualification filings with all Authorities required under applicable Law in connection with the operation of the business of the Company or any Subsidiary, as applicable.

      "Permitted Liens" means (i) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings, (ii) easements, covenants, conditions and restrictions of record, (iii) easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the Company or any Subsidiary, (iv) any zoning or other governmentally established restrictions or encumbrances, (v) workers' or unemployment compensation Liens arising in the Ordinary Course of Business, (vi) mechanic's, materialman's, supplier's, vendor's or similar Liens arising in the Ordinary Course of Business securing amounts that are not delinquent, (vii) utility, slope and drainage easements, right-of-way easements and leases regarding signs, and (viii) other immaterial imperfections of title, easements, covenants, conditions, restrictions or Liens.

      "person" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or government, or any agency or political subdivision of any government.

      "Process Agent" is defined in Section 13.13.1.

      "Property" means real property now or previously owned, leased, controlled or occupied by the Company or any Subsidiary.

      "Public Filings" means the reports, notifications, disclosures, and other filings required to be made by a reporting company under Salvadoran securities Laws or by the Salvadoran Superintendence.

      "Purchase Price Per Share" means (i) if the Closing Date occurs on or before May 22, 2007, $10.65 or (ii) if the Closing Date occurs after May 22, 2007, the price calculated based on the following formula:

      Purchase Price Per Share =  $10.65 - {1+R(DI)}(D)

                          where:

                            R(DI) =  the Daily Interest Rate

                             D =  the total number of days elapsed from
                                  but excluding May 22, 2007 to but
                                  excluding the Closing Date.


      "Purchase Price" means the Purchase Price Per Share multiplied by the number of Offered Shares.

      "Purchaser" is defined in the Preamble.

      "Purchaser Consents" is defined in Section 4.4.

      "Put Option" is defined in Section 2.3.

      "Put Option Closing Date" is defined in Section 2.3.


      "Put Option Purchase Price Per Share" means the price calculated based on the following formula:

      Put Option Purchase Price Per Share =  $47.044792 - {1+R(DI)}(D)

                                     where:

                                      R(DI) =  the Daily Interest Rate

                                        D   =  the total number of days elapsed
                                               from but excluding May 22, 2007
                                               to but excluding the Closing
                                               Date.


      "Real Property" is defined in Section 6.15.1.

      "Regulatory Actions" means any Litigation with respect to the Company or any Subsidiary brought, instigated or threatened by any Authority in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

      "Regulatory Reports" is defined in Section 6.20.2.

      "Related Person" has the meaning assigned to such term in Article 204 of the Banking Law of El Salvador as in effect on the date hereof.

      "Release" means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

      "Restricted Business" has the meaning assigned in Section 10.11.1.

      "Return" means any return, declaration (including any declaration of estimated Taxes), report claim for refund or information return or statement relating to Taxes with respect to any income, assets or properties of the Company or any Subsidiary, including any schedule or attachment thereto.

      "Risk Management Contract" is defined in Section 6.34.1.

      "Salvadoran Authorities" means the consent of the Salvadoran Superintendence and the Superintendencia de Competencia de El Salvador.

      "Salvadoran Securities Regulator" means the Superintedencia de Valores de El Salvador.

      "Salvadoran Stock Exchange" means Bolsa de Valores de El Salvador.

      "Salvadoran Superintendence" means Superintendencia del Sistema Financiero de El Salvador.


      "Selling Shareholder" means each Shareholder who tenders and does not withdraw its Offered Shares in the OPA.

      "Shareholders" means the holders of the Shares.

      "Shares" means the shares of capital stock of the Company and any and all securities, rights, warrants or options exchangeable for or convertible into any such Shares, excluding treasury Shares.

      "Sellers Representatives" is defined in Section 10.8.

      "Specified Assets" means the equity interests owned by the Company in Dicom C.A., S.A. de C.V. and British American Tobacco C.A. S.A.

      "Stock Exchange" means the Salvadoran Stock Exchange.

      "Subsidiary" means each of Banagricola de El Salvador, Inc.; Sanduca, S.A. de C.V.; Antigua, S.A. and any other person owned directly or indirectly by any of such persons.

      "Tax" means all local and foreign taxes of any kind, including interest, additions to tax and penalties with respect thereto.

      "Taxing Authorities" is defined in Section 6.25.1.

      "Transaction Documents" means any agreements, instruments, certificates and documents contemplated hereby, including this Agreement and the OPA Escrow Agreement.

      "U.S. Regulators" means the Board of Governors of the Federal Reserve System, the California Department of Financial Institutions, the District of Columbia Office of Banking and Financial Institutions, the Maryland Division of Financial Regulation, the Nevada Division of Financial Institutions, the New Jersey Commissioner of Banking and Insurance, the Banking Commissioner of Texas, the Virginia Bureau of Financial Institutions and the U.S. Department of the Treasury.

      "Voting Stock" means capital stock issued by a corporation or equivalent interests in any other person, the holders of which are entitled to vote for the election of directors (or persons performing similar functions) of such person (other than stock having such power only upon the happening of a contingency that has not occurred).

      1.2 Other Definitional and Interpretive Provisions.

            1.2.1 Unless otherwise defined herein, all terms defined in this Agreement shall have the same defined meanings when used in any certificate, report or other document made or delivered pursuant hereto.

            1.2.2 As used in this Agreement unless the context otherwise requires, (i) words in the masculine or neuter gender include the masculine, feminine and neuter genders, (ii) the words "include", "includes" and "including" shall be deemed to be followed with the phrase "without limitation",
(iii) the word "will" shall be construed to have the same meaning and effect as the word "shall", (iv) all references to Exhibits or Schedules refer to exhibits or schedules delivered herewith or attached hereto (each of which is deemed to be a part of this Agreement), (v) all references to Sections or Articles refer to Sections or Articles of this Agreement, (vi) all references to "$" or "dollars" refer to U.S. dollars, (vii) any amount to be paid in "$" or "dollars" shall be paid in U.S. dollars, (viii) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ix) any reference herein to any person shall be construed to include such person's successors and assigns, (x) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (xi) any report, document, officer's certificate or any other instrument required to be delivered hereunder which does not conform to the requirements hereof at the time of delivery shall be deemed non-conforming and shall not relieve the person delivering such non-conforming report, document, officer's certificate or instrument from its obligations to deliver a conforming report, document, officer's certificate or instrument. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section.

            1.2.3 The inclusion of any information on any schedule to this Agreement shall not be deemed to be an admission or acknowledgment by the Majority Shareholders, in and of themselves, that such information is required to be listed on such schedule or is material to or outside the Ordinary Course of Business. Any disclosure made in any schedule to this Agreement shall be deemed to be disclosed and incorporated by reference in any other schedule to this Agreement as though fully set forth in such other schedule for which the applicability of such disclosure is reasonably apparent on the face of such disclosure that is applicable to such other schedule.

            1.2.4 The specification of any U.S. Dollar amount in the representations and warranties or otherwise in this Agreement or in the schedules hereto is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

                                    ARTICLE 2
                        PURCHASE PRICE; ESCROW AGREEMENT

      2.1 Sale and Purchase of the Offered Shares. Upon and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase, and the Selling Shareholders agree to sell, in the manner specified in this Agreement, Shares of the Selling Shareholders tendered in the OPA and not withdrawn (the "Offered Shares"), free and clear of any Liens, for a price per Share equal to the Purchase Price Per Share.

      2.2 Escrow Agreement. No later than 15 days following the date hereof the parties hereto will enter into the OPA Escrow Agreement. On the date of execution of the OPA Escrow Agreement, the Majority Shareholders will deposit with the OPA Escrow Agent the Initial Shares, duly endorsed (Endoso en Administracion) and free and clear of any Liens.

      2.3 Put Option. If the OPA Commencement Date does not occur within ninety
(90) days following the date hereof, the Company and its Subsidiaries shall have the right, but not the obligation, to sell to the Purchaser and the Purchaser shall have the obligation to buy from the Company and its Subsidiaries, all (but not less than all) the Banagricola Shares at the Put Option Purchase Price Per Share (the "Put Option"). The Company and its Subsidiaries shall notify in writing the Purchaser of their decision to exercise the Put Option (the "Option Notice") and shall set forth in such Option Notice a Business Day, which shall be no earlier than five (5) days and no later than fifteen (15) days from the date the Option Notice is deemed received pursuant to Section 14, for the simultaneous transfer of title of the Banagricola Shares to the Purchaser and the payment of the Put Option Purchase Price Per Share to the Company and its Subsidiaries (such date, as notified in the Option Notice or the actual date on which the transfer of title to the Purchaser and the payment of the Purchase Price Per Share to the Company and its Subsidiaries occurs, if different, the "Put Option Closing Date"). The transfer of the Banagricola Shares by the Company and its Subsidiaries to the Purchaser on the Put Option Closing Date shall be made free and clear of any Liens.

      2.4 Exercise of the Put Option. If the Company and its Subsidiaries exercise the Put Option, then:


            2.4.1 The Purchaser shall be discharged from the obligation to purchase the Shares set forth in Section 2.1 and this Agreement shall automatically terminate as of the Put Option Closing Date;

            2.4.2 For the period commencing on the date hereof and continuing until the date on which the transfer of shares described in clause (ii) below is perfected, the Company shall not, with respect to Banagricola de El Salvador, Inc. ("BESI"), (A) sell, assign, transfer, encumber or otherwise dispose of (1) any of the outstanding capital securities (including common stock) of BESI (the "BESI Shares") or (2) any of the assets of BESI except in the ordinary course of its business, and (B) take any of the actions described in Sections 7.2.3, 7.2.5, 7.2.6 or 7.2.11 as if BESI were the Company for the purposes of such Sections, and (ii) the Company shall transfer directly to the Purchaser all of the BESI Shares for a purchase price, in the aggregate, of six million Dollars ($6,000,000), free and clear of any Liens. If requested by the Purchaser, the Company shall deposit immediately the BESI Shares in escrow with an escrow agent designated by the Purchaser for such time as may be required to make or obtain, as the case may be, all filings, Permits, notices, and consents necessary under applicable Law, for the valid transfer of title of the BESI Shares free and clear of any Liens to the Purchaser; and

            2.4.3 For the period commencing on the date hereof and continuing until the date on which the agreement described in clause (ii) below becomes effective, the Company and its

Subsidiaries shall, at the election of the Purchaser, continue to provide to Banagricola and its Subsidiaries the services (in whole or in part) currently provided by the Company and its Subsidiaries to Banagricola and its Subsidiaries (including any services provided by BESI) on the same terms and conditions (including price) and at the same standard and level of service as such services are being provided as of the date hereof, and (ii) the Company and its Subsidiaries and the Purchaser shall negotiate in good faith and use reasonable efforts to enter into, as promptly as practicable, a long-term services agreement for the provision of such services by the Company and its Subsidiaries on customary terms and conditions.

      2.5 Tender of Banagricola Shares in the Banagricola OPA. If the Company and its Subsidiaries tender the Banagricola Shares in the Banagricola OPA as provided for in the Banagricola SPA, then:

            2.5.1 The Purchaser shall be discharged from the obligation to purchase the Shares set forth in Section 2.1 and this Agreement shall automatically terminate as of the date of such tender;

            2.5.2 (i) for the period commencing on the date of such tender and continuing until the date on which the transfer of the BESI Shares described in clause (ii) below is perfected, the Company shall not, with respect to BESI, (A) sell, assign, transfer, encumber or otherwise dispose of (1) the BESI Shares or
(2) any of the assets of BESI except in the ordinary course of its business, and
(B) take any of the actions described in Sections 7.2.3, 7.2.5, 7.2.6 or 7.2.11 as if BESI were the Company for the purposes of such Sections, and (ii) the Company shall transfer directly to the Purchaser all of the BESI Shares for a purchase price, in the aggregate, of six million Dollars $6,000,000, free and clear of any Liens. If requested by the Purchaser, the Company shall deposit immediately the BESI Shares in escrow with an escrow agent designated by the Purchaser for such time as may be required to make or obtain, as the case may be, all filings, Permits, notices, and consents necessary under applicable Law, for the valid transfer of title of the BESI Shares free and clear of any Liens to the Purchaser; and

            2.5.3 (i) for the period commencing on the date of such tender and continuing until the date on which the agreement described in clause (ii) below becomes effective, the Company and its Subsidiaries shall, at the election of the Purchaser, continue to provide to Banagricola and its Subsidiaries the services (in whole or in part) currently provided by the Company and its Subsidiaries to Banagricola and its Subsidiaries (including any services provided by BESI) on the same terms and conditions (including price) and at the same standard and level of service as such services are being provided as of the date hereof, and (ii) the Company and its Subsidiaries and the Purchaser shall negotiate in good faith and use their best efforts to enter into, as promptly as practicable, a long-term services agreement for the provision of such services by the Company and its Subsidiaries on customary terms and conditions.

                                    ARTICLE 3
                          PURCHASE AND SALE PROCEDURES

      The purchase by the Purchaser of the Offered Shares will be undertaken in the manner described in this Article 3 in compliance in all material respects with all applicable Laws:

      3.1 OPA Procedures.

            3.1.1 The Purchaser shall prepare and compile all documents required to effectuate the OPA as promptly as practicable and shall present such documents to the Majority Shareholders for their approval (not to be unreasonably withheld or delayed).

            3.1.2 The Purchaser will effectuate the OPA through the Stock Exchange to acquire the Shares at the Purchase Price Per Share. The OPA will be made to all of the Shareholders of the Company. No later than five (5) Business Days following the date on which (i) all of the conditions precedent set forth in Section 8.1 have been satisfied or waived and (ii) the Majority Shareholders give their written consent, subject to the proviso contained in Section 8.2 (the "OPA Commencement Date"), the Purchaser shall commence the OPA by presenting to, and filing with, the Salvadoran Securities Regulator any applications required under applicable Laws to effectuate the OPA. Terms of the OPA will include, among other things, (i) an offer by the Purchaser to acquire, in accordance with applicable Law, up to 100% of the issued and outstanding Shares, and (ii) that the OPA will remain open for 30 days (or such other period as may be agreed upon by the Majority Shareholders and the Purchaser). The OPA will be made to all Shareholders on equal terms, and will be subject to the condition that the aggregate number of Offered Shares constitutes at least the Minimum Percentage. The Purchaser shall proceed with the OPA in accordance with applicable Law and the OPA Documents (which shall require the tendering by the Majority Shareholders of the Minimum Percentage). The Purchaser expressly reserves the right to waive any of the conditions to the OPA and to make any change in the terms of, or conditions to, the OPA; provided, that, except with the prior written consent of the Majority Shareholders, the Purchaser will not decrease the Purchase Price Per Share, change the form of consideration to be paid, decrease the number of Shares sought in the OPA, or impose conditions to the OPA in addition to those set forth herein. To the fullest extent permitted under applicable Law, the OPA Documents shall provide that Offered Shares tendered in the OPA to be settled on the Stock Exchange may not be withdrawn, and notwithstanding provisions of applicable Law to the contrary, each Majority Shareholder hereby agrees not to withdraw any such Offered Shares.

      3.2 Restriction on Future Tender Offers. The Purchaser and its Affiliates shall not, prior to the second anniversary of the Closing Date, effectuate any public tender offer to acquire Shares for a purchase price that is greater than the Purchase Price Per Share without the prior written consent of the Majority Shareholders.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      In order to induce the Majority Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to the Majority Shareholders as of the date hereof as follows:

      4.1 Organization and Standing. The Purchaser is a sociedad anonima duly organized, validly existing and in good standing under the laws of El Salvador.

      4.2 Authority; Enforceability. The Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and each such Transaction Document, and to consummate the transactions contemplated by this Agreement and each such Transaction Document. The execution, delivery and performance by the Purchaser of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Purchaser. This Agreement and each Transaction Document to which the Purchaser is a party is, or upon its execution and delivery will be, a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles (the "Bankruptcy and Equity Exceptions").

      4.3 Non-Contravention. Neither the execution, delivery or performance by the Purchaser of this Agreement or any Transaction Document to which it is a party, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, nor compliance by the Purchaser with any of the provisions hereof or thereof will (i) contravene, conflict with or violate any provision of the Charter Documents of the Purchaser, (ii) contravene, conflict with or violate any Law, judgment, order, writ, injunction or decree of any Authority, in each case applicable to the Purchaser or its assets or properties, or (iii) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, result in a change in the rights or obligations of any party under, result in a right of termination or acceleration, or result in the creation of any Lien upon any property or assets of the Purchaser pursuant to, any Contract to which the Purchaser is a party or by which the Purchaser or its properties may be bound or affected, except in each case where the contravention, violation, conflict, breach, default, termination or acceleration would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

      4.4 Consents and Approvals. Except as set forth on Schedule 4.4, which includes all Permits, authorizations, notices, approvals and consents on the part of the Purchaser necessary to effectuate the transactions contemplated hereby from the Salvadoran Authorities, the Panamanian Superintendence and the U.S. Regulators (the "Purchaser Consents"), no filing with, and no permit, authorization, consent or approval of any Authority or any other person on the part of the Purchaser is necessary for the execution of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby. The Purchaser is aware of all requirements necessary to obtain the Purchaser Consents and, to the Knowledge of the Purchaser, there is no fact, circumstance or condition that could prevent or materially delay the receipt of any Purchaser Consent.

      4.5 Brokers. Except for the Purchaser's engagement of UBS AG, the Purchaser has not employed any broker or finder and has not incurred and will not incur any broker's, finder's or similar fees, commissions or expenses payable by the Selling Shareholders, the Company or the Subsidiaries in connection with the transactions contemplated by this Agreement (other than those paid or payable solely by the Purchaser).

      4.6 Financial Capacity; Solvency. The Purchaser and its Affiliates, taken together, have sufficient liquid assets available in an aggregate amount sufficient to pay all of the consideration payable to the Selling Shareholders as required by this Agreement, and to make all other necessary payments in connection with the purchase of the Offered Shares including the payment of all of its related fees and expenses. Immediately after giving effect to the transactions contemplated hereby, the Purchaser will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due.

      4.7 Litigation. There is no Litigation pending or, to the Knowledge of the Purchaser, threatened against or involving the Purchaser or any of its assets or properties by or before any Authority that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against the Purchaser or any of its assets or properties which prohibit or enjoin the consummation of the transactions contemplated hereby.

      4.8 Information. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and the Subsidiaries based exclusively on a review of the Disclosed Data and interviews and discussions with management concerning the business and operations of the Company and the Subsidiaries, which investigation, review and analysis was done by the Purchaser and its Affiliates and, to the extent the Purchaser deemed appropriate, by the Purchaser's financial, legal and other advisors. The Purchaser acknowledges that it has been (i) provided with adequate access to the key personnel, properties, premises and records of the Company and its Subsidiaries, (ii) afforded the opportunity to ask questions and receive answers concerning the Company and the Subsidiaries and (iii) able to obtain additional information that it has requested to verify the accuracy of the information contained herein.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES
                          OF THE MAJORITY SHAREHOLDERS

      In order to induce the Purchaser to enter into this Agreement, and to consummate the transactions contemplated hereby, each Majority Shareholder, severally and not jointly, represents and warrants to the Purchaser as follows:

      5.1 Existence. If such Majority Shareholder is a corporation, partnership, trust or other entity, such Majority Shareholder is duly organized, validly existing and, where relevant, in good standing under the laws of its jurisdiction of organization. If such Majority Shareholder is a natural person, such Majority Shareholder is of the full age of majority and are legally competent to execute and deliver this Agreement.

      5.2 Ownership of Shares. Such Majority Shareholder is the lawful owner of the Shares set forth opposite such Majority Shareholder's name in Exhibit A, free and clear of any

Lien (including any restriction on the right to vote, sell or otherwise dispose of such Shares). Such Majority Shareholder will be the lawful owner of all such Shares at all times up to and including the Closing Date and, by tendering such Shares pursuant to the OPA, shall transfer and deliver to the Purchaser valid title to such Shares free and clear of any Lien and any such limitation or restriction (other than any Lien created under this Agreement or the other Transaction Documents). Such Majority Shareholder has not granted to any person any option or other right to acquire any of its Shares. The Shares, in the aggregate, owned by the Majority Shareholders constitute as of the date hereof, and will constitute at all times from the date hereof up to and including the Closing Date, at least the Minimum Percentage.

      5.3 Authority; Enforceability. Such Majority Shareholder has all requisite power and authority, and all requisite legal capacity, to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and each such Transaction Document, and to consummate the transactions contemplated by this Agreement and each such Transaction Document. The execution, delivery and performance by such Majority Shareholder of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby has been duly and validly authorized by all necessary action on the part of such Majority Shareholder. This Agreement and each Transaction Document to which such Majority Shareholder is a party is, or upon its execution and delivery will be, a valid and binding obligation of such Majority Shareholder, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the Bankruptcy and Equity Exceptions.

      5.4 Non-Contravention. Neither the execution, delivery or performance by such Majority Shareholder of this Agreement or any Transaction Document to which it is a party, nor the consummation by such Majority Shareholder of the transactions contemplated hereby or thereby, nor compliance by such Majority Shareholder with any of the provisions hereof or thereof will (i) contravene, conflict with or violate any provision of the Charter Documents of such Majority Shareholder, if applicable, (ii) contravene, conflict with or violate any Law, judgment, order, writ, injunction or decree of any Authority, in each case applicable to such Majority Shareholder or such Majority Shareholder's assets or properties, or (iii) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, result in a change in the rights or obligations of any party under, result in a right of termination or acceleration, or result in the creation of any Lien upon any property or assets of such Majority Shareholder pursuant to, any Contract to which such Majority Shareholder is a party or by which such Majority Shareholder or such Majority Shareholder's properties may be bound or affected, except in each case where the contravention, violation, conflict, breach, default, termination or acceleration would not have a material adverse effect on the ability of such Majority Shareholder to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

      5.5 Consents and Approvals. Except as set forth on Schedule 5.5, which contains all Permits, approvals and consents necessary for the Majority Shareholders to effectuate the transactions contemplated hereby from the Salvadoran Authorities and the U.S. Regulators (the "Majority Shareholders' Consents"), no filing with, and no permit, authorization, consent or approval of any Authority or any other person is necessary for the execution of this Agreement or the consummation by such Majority Shareholder of the transactions contemplated hereby.

Such Majority Shareholder is aware of all requirements necessary to obtain the Majority Shareholders' Consents applicable to such Majority Shareholder and, to the Knowledge of the Shareholders, there is no fact, circumstance or condition that could prevent or materially delay the receipt of any Majority Shareholders' Consent.

      5.6 Brokers. Except for the Company's engagement of Goldman, Sachs & Co. ("GS") and Caoba Capital ("Caoba") and for any transaction fee payable to GS or Caoba by the Company in connection therewith, such Majority Shareholder has not employed any broker or finder and has not incurred and will not incur any broker's, finder's or similar fees, commissions or expenses payable by the Purchaser, the Company or any of the Subsidiaries in connection with the transactions contemplated by this Agreement.

      5.7 Litigation. There is no Litigation pending or, to the Knowledge of the Shareholders, threatened against or involving the Majority Shareholders or any of their assets or properties by or before any Authority that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against any of the Majority Shareholders or any of their assets or properties which prohibit or enjoin the consummation of the transactions contemplated hereby.

                                    ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES
                           WITH RESPECT TO THE COMPANY

      In order to induce the Purchaser to enter into this Agreement, and to consummate the transactions contemplated hereby, each of the Company and each Majority Shareholder, severally and not jointly, represents and warrants to the Purchaser as follows:

      6.1 Organization and Standing. The Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

      6.2 Authority to do Business. The Company and each of the Subsidiaries have all requisite power and authority to own, lease and operate their respective properties and to conduct their respective businesses in the manner now conducted. The Company and each of the Subsidiaries are duly licensed or qualified to do business as a foreign entity and are in good standing in each jurisdiction in which the nature of their property and assets or the conduct of their respective businesses requires them to be so licensed or qualified, except where the failure to be in good standing or to be duly licensed or qualified to do business would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 6.2 sets forth a list of each jurisdiction in which the Company and each of the Subsidiaries are licensed or qualified to do business as a foreign entity.

      6.3 Authority; Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and each such Transaction Document, and to consummate the transactions contemplated by this Agreement and each such Transaction Document. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Company. This Agreement and each Transaction Document to which the Company is a party is, or upon its execution and delivery will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by the Bankruptcy and Equity Exceptions.

      6.4 Charter Documents. Copies of the Charter Documents of the Company and each Subsidiary as in effect on the date hereof have been delivered to the Purchaser and are complete and correct as of the date hereof.

      6.5 Investments in Other Persons. Except as set forth on Schedule 6.5, neither the Company nor any of the Subsidiaries has any direct or indirect equity, profit or voting interest in any other person. Schedule 6.5 sets forth the name of any such person and the type and amount of the interest owned in such person by the Company and/or its Subsidiaries.

      6.6 Capitalization of the Company.

            6.6.1 The Company's authorized, issued and outstanding capital stock is set forth on Schedule 6.6 hereof. All of the issued and outstanding Shares
(i) are duly authorized, validly issued, fully paid and non-assessable, and (ii) were not issued in violation of the preemptive rights of any person or any Contract or Law by which the Company at the time of issuance was bound.

            6.6.2 All of the issued and outstanding shares of capital stock of each of the Subsidiaries (i) are duly authorized, validly issued, fully paid and non-assessable, and the Company directly or through a Subsidiary owns, free and clear of any Lien, all of the equity interests of such Subsidiaries (which are set forth, including the percentage ownership thereof, on Schedule 6.6) and (ii) were not issued in violation of the preemptive rights of any person or any Contract or Law by which such Subsidiary at the time of issuance was bound.

            6.6.3 None of the issued and outstanding Shares are owned by the Company or any Subsidiary. To the knowledge of the Shareholders based upon a review of the addresses of Shareholders on the stock registry of the Company, U.S. persons do not hold more than 5.0% of the Shares.

            6.6.4 Since January 25, 2007, the Company has not (i) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock (in cash or otherwise), or (ii) issued or authorized the issuance of any capital stock or other securities in respect of, in lieu of, or in substitution for, shares of its capital stock.

      6.7 Rights; Warrants or Options; Dividends.

            6.7.1 Except as set forth on Schedule 6.7, (i) there are no outstanding subscriptions, warrants, options or, except for this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or any other security of any Subsidiary or the Company, (ii) there is no Contract of the Company or any Subsidiary or, to the Knowledge of the

Shareholders, any other person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company or any Subsidiary, or securities or obligations of any kind convertible into any shares of the capital stock of the Company or any Subsidiary (other than this Agreement), (iii) there are no dividends which have accrued or have been declared but are unpaid on the capital stock of the Company or any Subsidiary, and (iv) there are no outstanding or authorized stock appreciation, phantom stock, stock plans, stock option, or similar rights with respect to the Company or any Subsidiary (the "Equity Compensation Awards"). The Company and the Subsidiaries do not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any Subsidiary on any matter. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Shares or any capital stock of any Subsidiary. There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any securities of the Company or any Subsidiary.

            6.7.2 With respect to each Equity Compensation Award, Schedule 6.7 contains a correct and complete list of the holder, date of grant, number of Shares, vesting schedule and, where applicable, exercise price. Each Equity Compensation Award (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the stock plans pursuant to which it was issued, (ii) with respect to options, has an exercise price per Share equal to or greater than the fair market value of a Share at the close of business on the date of such grant, (iii) has a grant date identical to the date on which the Company's board of directors or compensation committee actually awarded such Company option, and (iv) qualifies for the tax and accounting treatment afforded to such Company option in the Company's tax returns and the Financial Statements, respectively.

      6.8 Non-Contravention. Neither the execution, delivery or performance by the Company of this Agreement or any other Transaction Document to which it is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will (i) contravene, conflict with or violate any provision of the Charter Documents of the Company, (ii) contravene, conflict with or violate any Law, judgment, order, writ, injunction or decree of any Authority applicable to the Company or its assets or properties, or (iii) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, result in a change in the rights or obligations of any party under, result in a right of termination or acceleration, or result in the creation of any Lien upon any property or assets of the Company pursuant to, any Contract to which the Company is a party or by which such the Company or its properties may be bound or affected, except in each case where the contravention, violation, conflict, breach, default, termination or acceleration would not have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

      6.9 Consents and Approvals. Except as set forth on Schedule 6.9, which contains all Permits, authorizations, notices, approvals and consents necessary to effectuate the transactions contemplated hereby from the Salvadoran Authorities and the U.S. Regulators (the "Company Consents"), no filing with, and no permit, authorization, consent or approval of any Authority or any other person on the part of the Company is necessary for the execution of this Agreement or the consummation by the Company of the transactions contemplated hereby. The Company is aware of all requirements necessary to obtain the Company Consents and, to the Knowledge of the Shareholders, there is no fact, circumstance or condition that could prevent or materially delay the receipt of any Company Consent.

      6.10 Financial Statements. Schedule 6.10 sets forth the audited consolidated balance sheets of the Company and the Subsidiaries for the years ended December 31, 2004, December 31, 2005 and December 31, 2006, and the related statements of income, stockholders' equity and cash flow for the twelve months then ended together with the notes and schedules related thereto and (collectively, the "Financial Statements"). The Financial Statements (x) present fairly the consolidated financial condition and results of operations, changes in shareholders' equity and cash flows of the Company and the Subsidiaries as of their respective dates of, and for, the periods referred to in , such Financial Statements, (y) have been prepared in compliance in all material respects with the disclosure requirements under Salvadoran securities Laws and in accordance with the Accounting Standards consistently applied during the periods presented, and (z) are derived from the Company's and the Subsidiaries' books and records.

      6.11 No Material Adverse Change; Conduct of Business. Since the Financial Statement Date, (i) the Company and the Subsidiaries have conducted their respective businesses in the Ordinary Course of Business and consistent with
Section 7.2 (as if that Section were applied since the Financial Statement
Date), and (ii) there has not been any change or event that, individually or in the aggregate, has or would be reasonably expected to have a Material Adverse Change.

      6.12 Undisclosed Liabilities. Except as set forth on Schedule 6.12, neither the Company nor any Subsidiary has any Liability, nor to the Knowledge of the Shareholders, are there any facts that could give rise to any Liability, except for (i) Liabilities reflected or reserved against in the Company's balance sheet at December 31, 2006, and (ii) current Liabilities incurred in the Ordinary Course of Business since the Financial Statement Date, and which in the case of this clause (ii) only, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

      6.13 Disclosed Data. No information contained in the Disclosed Data contains any untrue statement of material fact or omits to state a material fact necessary to make each statement contained therein, in light of the circumstances in which it was made, not misleading.

      6.14 Tangible Personal Property.

            6.14.1 Except for tangible personal property disposed of in the Ordinary Course of Business since the Financial Statement Date, the Company and the Subsidiaries have (i) good and marketable title to all of the material tangible personal property and assets used in the operation of their respective businesses and which they own or purport to own as reflected in the Financial Statements as of the Financial Statement Date, and (ii) valid leasehold interests in all leases of material tangible personal property which they lease or purport to lease, in each case free and clear of any Liens other than Permitted Liens, as reflected in the Financial Statements as of the Financial Statement Date.

            6.14.2 Each lease for material tangible personal property is in full force and effect, enforceable in accordance with its terms. To the Knowledge of the Shareholders, there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitutes a default by the Company and the Subsidiaries thereunder, or by any other party to any such lease, except for (i) such defaults and events as to which requisite waivers or consents have been obtained, or (ii) defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

      6.15 Real Property.

            6.15.1 All real property which is purported to be owned, beneficially or of record, or operated or reflected as owned in the books and records of the Company and the Subsidiaries, or leased, subleased or otherwise occupied by the Company or the Subsidiaries, indicating the nature of its interests therein (collectively, the "Real Property") is as set forth on
Schedule 6.15. The Company and the Subsidiaries have (i) good and marketable title to all of the Real Property which they own or purport to own, and (ii) valid leasehold interests in all leases of Real Property which they lease or purport to lease, free and clear of any Liens other than Permitted Liens.

            6.15.2 All leases of Real Property are valid, subsisting and in full force and effect enforceable in accordance with their terms, no notice of termination has been received by the Company or any Subsidiary with respect thereto and, to the Knowledge of the Shareholders, there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by the Company and the Subsidiaries thereunder, except for (i) such defaults and events as to which requisite waivers or consents have been obtained, and (ii) defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            6.15.3 The buildings, plants, structures and equipment of the Company and the Subsidiaries are sufficient for the continued conduct of the business of the Company and the Subsidiaries after the Closing in substantially the same manner conducted prior to the Closing.

      6.16 Condition of Assets. The buildings, plants, structures and equipment of the Company and the Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

      6.17 Insurance. The Company and the Subsidiaries have currently in effect insurance policies insuring the products, properties, assets, business and operations of the Company and the Subsidiaries and their potential Liabilities to third parties, and general liability policies customary for persons operating in the businesses and in the jurisdictions in which the Company and its Subsidiaries operate. Such policies are identified on Schedule 6.17 hereto, and all such policies (i) are in full force and effect, (ii) are sufficient for compliance with all requirements of applicable Law to which the Company or any Subsidiary is subject, (iii) are valid and enforceable, and (iv) insure against risks of the kind customarily insured against and in amounts customarily carried by similarly situated businesses. All such policies are, and on the Closing Date will be, in full force and effect and all premiums due and payable in respect thereof have been paid. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company or any Subsidiary.

      6.18 Labor Relations. Except as set forth on Schedule 6.18, the Company and the Subsidiaries have not, nor have they ever been, a party to or otherwise bound by any labor or collective bargaining agreement. Except as set forth on
Schedule 6.18, as of the date hereof (i) to the Knowledge of the Shareholders, neither the Company nor any Subsidiary is, or has within the past two years been, involved in or threatened with any labor dispute, strike, slowdown, work stoppage, grievance, unfair labor practice charge, arbitration, suit or administrative proceeding relating to labor matters involving its employees, officers and directors, (ii) there is no Litigation pending or, to the Knowledge of the Shareholders, threatened against the Company or any of the Subsidiaries under any Law relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, withholding or the payment of social security or Taxes, and (iii) none of the Company of any of the Subsidiaries has conducted negotiations with respect to any future contract with or commitment to any labor union or association and, to the Knowledge of the Shareholders, there are no current or threatened attempts to organize or establish any labor union or employee association with respect to the Company or any Subsidiary.

      6.19 Permits. To the Knowledge of the Shareholders, the Company and the Subsidiaries hold and are in compliance with all Permits, except where the failure to hold any such Permit or to comply with any such Permit could not reasonably be expected to have a Material Adverse Change. A list of all material Permits is set forth on Schedule 6.19.

      6.20 Compliance With Laws.

            6.20.1 The Company and the Subsidiaries are, and have been since January 1, 2003, in compliance in all material respects with all requirements of applicable Laws (including all applicable rules and regulations of the Salvadoran Superintendence).

            6.20.2 The Company and the Subsidiaries have timely filed all material reports, registrations, applications and statements that are required to be filed by them with any Authority (the "Regulatory Reports"). As of its filing date, each Regulatory Report complied or, if filed subsequent to the date hereof, at the time of filing will comply, in all material respects with the requirements of applicable Law.

            6.20.3 There are no pending, or to the Knowledge of the Shareholders, threatened investigations or proceedings of any Authority against the Company or any Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

      6.21 Litigation. Schedule 6.21 sets forth a list of all Litigation pending or, to the Knowledge of the Shareholders, threatened against the Company or any Subsidiary, or any of their assets or properties, or any of the officers or directors of the Company or any Subsidiary in such capacities by or before any Authority which, if adversely determined, would have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against the Company or any Subsidiary, or any of their assets or properties, which prohibit or enjoin the consummation of the transactions contemplated hereby.

      6.22 Banagricola Shares and BESI Shares. (a) The Company and its Subsidiaries, collectively, are the lawful owners of at least 1,810,049 shares of common stock of Banagricola (the "Banagricola Shares"), free and clear of any Lien (including any restriction on the right to vote, sell or otherwise dispose of such Shares). The Company and its Subsidiaries, as applicable, will be the lawful owner of the Banagricola Shares at all times up to and including the Closing Date. None of the Company or its Subsidiaries has not granted to any person any option or other right to acquire any of the Banagricola Shares. The Company and its Subsidiaries have not sold or encumbered any Banagricola Shares since December 21, 2006.

      (b) The Company is the lawful owner of the BESI Shares, free and clear of any Lien (including any restriction on the right to vote, sell or otherwise dispose of such Shares). The Company will be the lawful owner of the BESI Shares at all times up to and including the Closing Date or the date of transfer of the BESI Shares to the Purchaser, as the case may be. The Company has not granted to any person any option or other right to acquire any of the BESI Shares. The Company have not sold or encumbered any BESI Shares since December 21, 2006.

      6.23 List of Personnel. Schedule 6.23 sets forth (i) the name and total compensation of each officer and each director of the Company and the Subsidiaries subject to a written employment or other compensation agreement and each other employee of the Company and the Subsidiaries whose total compensation for the twelve months ended December 31, 2006, exceeded $100,000, and (ii) all wage or salary increases or bonuses received by such persons since December 31, 2006, and any accrual for such increases or bonuses.

      6.24 Employee Benefit Plans. Except as set forth in Schedule 6.24, the Company does not have any Employee Benefit Plans in effect, except as required by Law. Schedule 6.24 lists all Employee Benefit Plans in effect as of the date hereof that the Company or any Subsidiary maintains, to which it contributes or for which it could have any Liability.

            6.24.1 Each Employee Benefit Plan (and each related trust, insurance contract or fund) is in substantial compliance in form and, to the Knowledge of the Shareholders, is in conformity in all material respects with the requirements of applicable Law (including ERISA and the Code). Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Majority Shareholders are not aware of any circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. The Company and each of the Subsidiaries is in substantial compliance in all material respects with all Laws applicable to its employment practices, and each Employee Benefit Plan has been maintained in substantial compliance with its terms.

            6.24.2 (i) All contributions, premium payments and other payments required to be made in connection with the Employee Benefit Plans have been made, (ii) a proper accrual has been made on the books of the Company or the Subsidiaries, as the case may be, for all contributions, premium payments and other payments due under any Employee Benefit Plan in the current fiscal year but not made as of the date of this Agreement, (iii) no contribution, premium payment or other payment has been made in support of any Employee Benefit Plan that is in excess of the allowable deduction for the applicable federal income Tax purposes for the year with respect to which the contribution was made, (iv) with respect to each Employee Benefit Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, the Company is not liable for any "accumulated funding deficiency" as that term is defined in Section 412 of the Code, (v) the projected benefit obligations determined under the Accounting Standards as of the date of this Agreement do not exceed the fair market value of the assets of any Employee Benefit Plan which is funded in whole or in part, (vi) to the Knowledge of the Shareholders, neither the Company nor any of the Subsidiaries has engaged in a transaction with respect to any Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material, and (vii) neither the Company, any of the Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (x) maintains or contributes to, is or could be obligated to maintain or maintain or contribute to, or has within the past six years maintained or contributed to a defined benefit pension plan maintained by any of them that is subject to Subtitles C or D of Title IV of ERISA or any other applicable Law or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a multiemployer plan.

            6.24.3 No Litigation is pending or, to the Knowledge of the Shareholders, threatened with regard to any Employee Benefit Plan other than routine claims for benefits. No Employee Benefit Plan is currently under examination or audit by any Authority. Neither the Company nor any of the Subsidiaries has any obligations for retiree health and life benefits under any Employee Benefit Plan or collective bargaining agreement.

            6.24.4 There has been no amendment to, announcement by the Company or any of the Subsidiaries relating to, or change in employee participation or coverage under, any Employee Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth on Schedule 6.24, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) cause any Employee Benefit Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, benefit or award, (iii) accelerate or modify the time of payment, funding or vesting, or increase the amount of any benefit, award or compensation due any such employee, or (iv) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any of the Employee Benefit Plans.

      6.25 Tax Matters.

            6.25.1 The Company and the Subsidiaries have filed all Returns required to be filed and, when due, have duly paid all relevant Taxes due to all applicable Authorities (collectively, "Taxing Authorities"). All Taxes applicable to all periods prior to the Closing Date shall have been paid or fully reserved against in the Financial Statements of the Company and the Subsidiaries in accordance with Accounting Standards (taking into account any extensions granted prior to the date hereof). All Taxes that are required to be withheld or collected by the Company and the Subsidiaries have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authorities or properly segregated or deposited as required by applicable Laws. The basis of any depreciable assets and the methods used in determining allowable depreciation (including cost recovery) of the Company and the Subsidiaries are correct and in compliance with all applicable Laws and any regulations promulgated thereunder.

            6.25.2 Except as set forth in Schedule 6.21, no Litigation is pending or, to the Knowledge of the Shareholders, threatened in respect of any Taxes for which the Company and the Subsidiaries are or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of the Shareholders, threatened.

            6.25.3 All Taxes of the Company and the Subsidiaries that will be due and payable for any period ending on or ending prior to the Closing Date, will have been paid by or on behalf of the Company or will be reflected, in a manner consistent with past practice, on the Company's books as an accrued Tax liability, either current or deferred.

            6.25.4 There are no Liens for Taxes upon any assets of the Company or the Subsidiaries, except Liens for Taxes not yet due.

            6.25.5 Except as set forth on Schedule 6.25, no deficiency for any Taxes has been asserted or assessed against the Company or any Subsidiary that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company or any Subsidiary regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending.

            6.25.6 Neither the Company nor any Subsidiary has requested any extension of time within which to file any Return, which Return has not since been filed, or which additional extensions have been granted.

            6.25.7 Neither the Company nor any Subsidiary is a party to a Tax sharing agreement. Neither the Company nor any Subsidiary has any liability (by law or contract) for Taxes imposed on any other person.

      6.26 Environmental Matters.

            6.26.1 The Property is used and operated presently, and at all times has been used and operated, in compliance with all applicable Environmental Laws.

            6.26.2 Each of the Company and the Subsidiaries has obtained all applicable authorizations from all Authorities relating to the Environmental Laws necessary for operation of the Company's and the Subsidiaries' respective businesses. The Company and each of the Subsidiaries have filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

            6.26.3 No notice from any Authority has been received by the Company or any Subsidiary claiming that any aspect of the business, operations or facilities of the Company or any Subsidiary is in violation of any Environmental Law, or that the Company or any Subsidiary is responsible for the clean up or remediation of any Hazardous Materials at any location.

            6.26.4 The Company and each Subsidiary have timely filed all reports and notifications required to be filed by it with respect to its properties and facilities and has generated and maintained all required records and data under all applicable Environmental Laws.

            6.26.5 No Lien has been attached or filed against the Company or any Subsidiary in favor of any person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or
(iii) any imposition of Environmental Costs.

      6.27 Intellectual Property.

            6.27.1 Schedule 6.27 sets forth a list of all trademarks, service marks, pending trademark or service mark applications and trade names licensed to, applied for or registered in the name of the Company or any Subsidiary, or in which the Company or any Subsidiary has, or purports to have, any rights (excluding off-the-shelf software license agreements), and all material copyright registrations or pending applications for registrations of the Company or any Subsidiary, or in which the Company or any Subsidiary has, or purports to have, any rights, including the nature (e.g., patent, trademark, etc.) of the intellectual property, the application or registration number, the jurisdiction and the record owner (the "Listed Intellectual Property"). Except as set forth on Schedule 6.27, with respect to the Listed Intellectual Property, no registration relating thereto (if any) has lapsed, expired or been abandoned or canceled or, to the Knowledge of the Shareholders, is the subject of cancellation proceedings. The Company and the Subsidiaries own or possess adequate and enforceable licenses to use all Listed Intellectual Property and any other material intellectual property rights (including drawings, trade secrets, know-how and confidential information) currently used by the Company or any Subsidiary, or necessary to permit the Company or any Subsidiary to conduct their respective businesses as now conducted (the Listed Intellectual Property and the other intellectual property rights are collectively called the "Intellectual Property").

            6.27.2 The Company owns all right, title and interest in the Owned Intellectual Property Rights free and clear of all Liens (including royalty or other payments). All Owned Intellectual Property Rights are valid and enforceable, and, the Company has not received any notice from any person asserting, that any Owned Intellectual Property Right is invalid or not enforceable. To the Knowledge of the Company, no Owned Intellectual Property Right is infringed by any person. The Company or a Subsidiary owns all Intellectual Property Rights developed by its current and former employees and independent contractors during the period of their employment or within the scope of their contracting or consulting relationship, as the case may be, with the Company or any Subsidiary. No employee or former employee or independent contractor of the Company or any Subsidiary has any claim with respect to any Intellectual Property Right of the Company.

            6.27.3 There is no breach, anticipated breach or default by any other party to any Intellectual Property license. All rights under each Intellectual Property license will be fully available to the Company or a Subsidiary after the Closing.

            6.27.4 Each of the Company and the Subsidiaries has the right to use the software currently used in its business as it is presently being used, without any conflict with the rights of others. None of the Company or any Subsidiary is in breach of any license to, or license of, any software. The Company and its Subsidiaries do not use, rely on or contract with any person to provide services bureau, outsourcing or other computer processing services to the Company or any Subsidiary, in lieu of or in addition to their respective use of the software. Following the Closing, the Company and each of the Subsidiaries will have sufficient rights to all necessary software to operate its business as it is currently being conducted.

      6.28 Transactions With Affiliates. Except as set forth on Schedule 6.28 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in Employee Benefit Plans by employees, neither the Company nor any Subsidiary, on the one hand, has (i) purchased, acquired or leased any property or services from, (ii) sold, transferred or leased any property or services to, (iii) loaned or advanced any money to (other than in the Ordinary Course of Business and on an arm's-length basis in compliance with Applicable Law), (iv) borrowed any money from or (v) entered into, or been subject to, any management, consulting or similar agreement with, any officer or director of the Company or any Subsidiary, the Majority Shareholders or any of their respective Affiliates (including Banagricola), on the other hand. Except as set forth on Schedule 6.28, no Affiliate of the Company or any Subsidiary is indebted to the Company or any Subsidiary for money borrowed or other loans or advances, nor is the Company or any Subsidiary indebted to any such Affiliate.

      6.29 Powers of Attorney. Except as set forth on Schedule 6.29, to the Knowledge of the Shareholders, neither the Company nor any Subsidiary has granted any power of attorney to any person for any purpose whatsoever, which power of attorney is currently in force.

      6.30 Material Contracts. Schedule 6.30 sets forth a complete and accurate list of the following Contracts to which the Company or any of the Subsidiaries is a party or to which the Company or any of the Subsidiaries or any of their respective properties is subject or by which any of the foregoing are bound (each such Contract, a "Material Contract"):

                  (i) any Contract that provides for fees or other payments in excess of $50,000 per annum;

                  (ii) any Contract that contains an "exclusivity" clause (that is, obligates the Company or any of the Subsidiaries to conduct business with another party on an exclusive basis or restricts the ability of the Company or any of the Subsidiaries to conduct business with any person) or that contains a non-competition or non-solicitation provision or otherwise limits or purports to limit the manner in which, the duration for which or the localities in which its business is or could be conducted or the types of business that it conducts or may conduct;

                  (iii) the 50 largest Loans (by outstanding principal) made by the Company or any of the Subsidiaries;

                  (iv) any Contract relating to the provision of data processing network communication or other technical services to or by the Company or any of the Subsidiaries that provides for fees or other payments in excess of $50,000 per annum;

                  (v) any Contract with a term beyond the Closing Date under which the Company or any of the Subsidiaries created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations), other than Contracts pertaining to fully-secured repurchase agreements, trade payables, deposit liabilities and borrowings or guarantees made in the Ordinary Course of Business;

                  (vi) any Contract with respect to the employment of, or payment to, any present or former directors, officers, employees or consultants;

                  (vii) any Contract involving the purchase or sale of a material amount of assets outside the Ordinary Course Of Business (including by way of merger, consolidation, purchase of assets or otherwise) with a book value greater than $75,000; and

                  (viii) any Contract involving a capital expenditure in excess of $250,000 in the aggregate.

      Except as set forth on Schedule 6.30, all of the Material Contracts are valid and binding and in full force and effect with respect to the Company or the Subsidiaries, as the case may be and to the Knowledge of the Shareholders with respect to all other parties thereto, and there are no defaults thereunder or events which with notice or the passage of time would constitute a default by the Company or any Subsidiary that is a party thereto, or to the Knowledge of the Shareholders any other party thereto, except for (i) such defaults as to which requisite waivers or consents have been obtained, and (ii) defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

      6.31 No Immunity. Neither the Company nor any of its properties has any immunity on the ground of sovereignty or otherwise from the jurisdiction of any Authority or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under any applicable Laws in respect of the obligations of the Company under this Agreement or from the execution or enforcement of any judgment resulting therefrom.

      6.32 Improper Payments; etc. To the Knowledge of the Shareholders, neither the Company nor any of the Subsidiaries, nor any other person acting on behalf of the Company or any of the Subsidiaries has used any corporate or other funds for unlawful contributions, gifts or entertainment, or has made any unlawful expenditures relating to political activity of any governmental officials, or established or maintained any unlawful funds.

      6.33 Accounting Controls. The Company and each of the Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all material transactions are executed in accordance with management's general or specific authorization, (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to any criteria applicable to such statements,
(iii) access to the material property and assets of the Company and the Subsidiaries is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

      6.34 Risk Management; Allowance for Loan Losses.

            6.34.1 All swaps, caps, floors, option agreements, futures, forward contracts and other similar risk management arrangements, whether entered into for the Company's own account, or for the account of one or more of the Subsidiaries or their customers (each a "Risk Management Contract"), were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Subsidiaries, enforceable in accordance with its terms, and is in full force and effect, except to the extent enforceability may be limited by the Bankruptcy and Equity Exceptions. Neither the Company nor any of the Subsidiaries, nor to the Knowledge of the Shareholders, any other party thereto, is in breach of any of its obligations under any Risk Management Contract.

      6.35 Sufficiency of Assets. Immediately following the Closing, the Company and its Subsidiaries will own, lease or otherwise have rights to assets, tangible and intangible rights and services, sufficient to operate the Company's and each Subsidiary's business in the manner presently operated by each such entity.

      6.36 Brokers. Except for the Company's engagement of GS and Caoba and for any transaction fee payable to GS or Caoba in connection therewith, the Company and the Subsidiaries have not employed any broker or finder and have not incurred and will not incur any broker's, finder's or similar fees, commissions or expenses payable by the Company or the Purchaser in connection with the transactions contemplated by this Agreement.

      6.37 Books and Records. The books and records of the Company and the Subsidiaries have been, and are being, maintained in all material respects in the Ordinary Course of Business and in accordance with the Accounting Standards and any other applicable legal and accounting requirements.

      6.38 Loans to Banagricola Shareholders.

            6.38.1 Schedule 6.38.1 contains a list of all Loans made to shareholders of Banagricola by the Company and its Subsidiaries ("Banagricola Loans").

            6.38.2 Upon the consummation of the Banagricola OPA, all Banagricola Loans granted to shareholders of Banagricola that tender their shares in the Banagricola OPA will be paid in full per the terms of the documentation for any such Loans and through a mechanism to be established by the Company for such purpose.

                                    ARTICLE 7
                              PRE-CLOSING COVENANTS

      7.1 Conduct of Business. During the period from the date hereof to the Closing Date, the Majority Shareholders will cause the Company and the Subsidiaries to, and the Company and each Subsidiary will, continue to conduct their respective business affairs in the Ordinary Course of Business, in compliance with applicable Law and consistent with Section 7.2.

      7.2 Pre-Closing Activities. Except in the Ordinary Course of Business or as otherwise permitted, contemplated or required by this Agreement, prior to the Closing Date, the Majority Shareholders shall not, and shall cause the Company and the Subsidiaries to not, and the Company and each Subsidiary will not, take any of the following actions, without the written consent of the Purchaser which shall not be unreasonably withheld:

            7.2.1 sell, lease, assign, transfer or otherwise dispose of any property or asset (i) having a book value in excess of $35,000 individually or $125,000 in the aggregate, or (ii) outside the Ordinary Course of Business;

            7.2.2 enter into any Contract with any Related Person that is outside of the Ordinary Course of Business and on less than arms' length terms without providing notice thereof to the Purchaser;

            7.2.3 (i) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or renew existing loans or credit facilities, or make any loan or advance to, or any investment in, any person, or (ii) forgive or cancel any material indebtedness or contractual obligation other than in the Ordinary Course of Business;

            7.2.4 except as otherwise required by applicable Law, change in any material respect the accounting methods or practices followed by the Company and the Subsidiaries;

            7.2.5 amend or modify in any way the Charter Documents of the Company and the Subsidiaries;

            7.2.6 (i) alter its outstanding capital stock, or declare, set aside, make or pay any dividend or other distribution in respect of its capital stock (in cash or otherwise), or purchase or redeem any shares of its capital stock or the capital stock of the Subsidiaries, or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any capital stock or other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

            7.2.7 enter into any new line of business or terminate any of the existing lines of business;

            7.2.8 materially change the credit, risk management, actuarial, reserve or claims administration policies or procedures or underwriting standards of the Company or any of the Subsidiaries, except as required by any Authority or under applicable Law; provided, that the Company shall promptly provide written notice of any such material change to the Purchaser;

            7.2.9 create or otherwise incur any Lien on any material asset other than in the Ordinary Course of Business;

            7.2.10 (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of the Subsidiaries, except, in the case of employees who are not officers, in the Ordinary Course of Business as disclosed by the

Company prior to the date hereof, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of the Subsidiaries, except for increases in base salary in the Ordinary Course of Business for employees who are not officers, (iii) establish, adopt, amend or terminate any Employee Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by the Accounting Standards, or (vi) forgive any loans to directors, officers or employees of the Company or any of the Subsidiaries;

            7.2.11 acquire or agree to acquire by merging or consolidating with, or by purchasing any portion of the capital stock, partnership interests or assets of, or by any other manner, any business or any person (other than the Company or any Subsidiary);

            7.2.12 settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $75,000 and that would not reasonably be expected to establish an adverse precedent or basis for subsequent settlements or require material changes in business practices;

            7.2.13 enter into any agreement with any labor union or association representing any employee; or

            7.2.14 enter into any agreement or commitment to do any of the foregoing.

      7.3 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things required under applicable Law, in order to consummate the transactions contemplated hereby, including, (i) obtaining all permits, authorizations, consents and approvals of any Authority or other person which are required for or in connection with the consummation of the transactions contemplated hereby and by the other Transaction Documents, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to such party's obligations hereunder as set forth in Article 8, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the OPA Commencement Date or the Closing, as the case may be.

      7.4 Confidentiality; Access.

            7.4.1 Unless and until the transactions contemplated hereby have been consummated, the Purchaser will, and will ensure that its representatives will, hold in strict confidence and not use in any way except in connection with the consummation of the transactions contemplated hereby, all confidential information obtained in connection, with the transactions contemplated hereby from the Majority Shareholders or from any of their representatives.

            7.4.2 Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Majority Shareholders shall afford the Purchaser and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Closing Date to the books, records (including credit files, Tax returns and work papers of independent auditors), properties, personnel of the Company and the Subsidiaries and to such other information as it may reasonably request and, during such period, the Majority Shareholders shall furnish promptly a copy of each material monthly, quarterly or annual report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws.

            7.4.3 Subject to requirements of applicable Law, the Company shall permit a representative or representatives of the Purchaser to observe any meetings of the board of directors of the Company or any Subsidiary, any committees thereof, any internal meetings of any management committees of the Company or any of the Subsidiaries, and any meetings of management personnel with respect to material strategic issues or topics. To the extent practicable, the Company and the Subsidiaries shall give reasonable notice of any such meetings to the Purchaser.

            7.4.4 No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

            7.4.5 Promptly following the date hereof, the Majority Shareholders shall use their reasonable best efforts to cause any person to whom they or the Company have provided documents, data or other materials relating to the Company or the Subsidiaries in connection with the consideration of any business combination involving the Company or the Subsidiaries to return or destroy any such documents, files, data or other materials.

      7.5 No Proxies for or Encumbrances on Shares; Voting. Except as set forth in this Agreement and the other Transaction Documents and except with the prior written consent of the Purchaser, no Majority Shareholder shall, directly or indirectly, from the date hereof until the Closing Date (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of the Shares held by such Majority Shareholder or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any of such Shares or any interest therein. No Majority Shareholder shall seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such Contract, option or other arrangement or understanding. Each Majority Shareholder agrees to notify the Purchaser promptly and to provide all details requested by the Purchaser if such Majority Shareholder is approached or solicited, directly or indirectly, by any person with respect to any of the foregoing. Until the Closing Date, each Majority Shareholder shall exercise his, her or its voting authority with respect to its Shares in a manner consistent with the terms of this Agreement.

      7.6 No Proxies for or Encumbrances on Banagricola Shares; Voting.

            7.6.1 Except with the prior written consent of the Purchaser, the Company and its Subsidiaries shall not, directly or indirectly, from the date hereof until the Closing Date (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of the Banagricola Shares held by the Company or its Subsidiaries or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any of the Banagricola Shares or any interest therein. The Company and its Subsidiaries shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such Contract, option or other arrangement or understanding. The Company agrees to notify the Purchaser promptly and to provide all details requested by the Purchaser if the Company or its Subsidiaries are approached or solicited, directly or indirectly, by any person with respect to any of the foregoing. Until the Closing Date, the Company shall exercise its voting authority with respect to its Banagricola Shares in a manner consistent with the terms of this Agreement.

            7.6.2 The Company and its Subsidiaries shall not tender the Banagricola Shares in the Banagricola OPA unless this Agreement is terminated in accordance with its terms.

            7.6.3 Following the consummation of the Banagricola OPA, the Company and its Subsidiaries will vote the Banagricola Shares only in accordance with instructions from the Purchaser.

      7.7 Preparation for Asset Sales. Upon the request of the Purchaser, the Company shall use its commercially reasonable efforts to prepare for the sale of the Specified Assets, and to cooperate with the Purchaser in connection with the Purchaser's efforts to arrange a sale of such assets; provided, however, that the Company shall not be obligated to consummate any such sale of assets (i) unless and until the Company shall be satisfied that the conditions to the obligation of the parties to consummate the OPA will be satisfied or waived on or before the Closing Date.

                                    ARTICLE 8
                              CONDITIONS TO THE OPA

      8.1 Conditions to the Purchaser's Obligations. The obligations of the Purchaser to commence the OPA are subject to the satisfaction on or prior to the OPA Commencement Date of each and every one of the following conditions precedent, any one or more of which may be waived by the Purchaser:

            8.1.1 There shall not be in force any injunction, judgment, order, decree or ruling by or before any Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby. No action, suit, claim or proceeding shall be pending before any Authority which seeks to prohibit or enjoin the consummation of the transactions contemplated hereby. No Law shall have been enacted, promulgated or enforced by any Authority which prohibits or makes illegal the consummation of the transactions contemplated hereby.

            8.1.2 The Purchaser shall have received a certificate of the secretary or a duly authorized officer of the Company and any Majority Shareholder which is not a natural person as to the incumbency and signatures of the officers of any such Majority Shareholder executing this Agreement or, in the alternative, copy of the powers of attorney for the officers of the Company or any such Majority Shareholder executing this Agreement.

            8.1.3 All Purchaser Consents and Company Consents (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to the Purchaser, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iv) shall be in full force and effect and not revoked.

            8.1.4 (i) Each of the representations and warranties made by the Majority Shareholders and the Company in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the OPA Commencement Date, (ii) the Majority Shareholders and the Company shall have complied in all material respects with all of the covenants set forth herein from the date of this Agreement until the OPA Commencement Date, and (iii) the Purchaser shall have received a certificate from the Majority Shareholders to such effect.

            8.1.5 If the Purchaser has complied with its obligations under the Escrow Agreement, Shares deposited with the Escrow Agent by the Majority Shareholders shall meet or exceed the Minimum Percentage.

            8.1.6 The Company and its Subsidiaries shall be the lawful owner of at least 1,810,049 Banagricola Shares, free and clear of any Liens.

            8.1.7 The Banagricola OPA shall have been consummated in accordance with the terms of the Banagricola SPA.

            8.1.8 The Board of Directors of the Company shall have passed a resolution approving the transfer of the Shares and the consummation of the transactions contemplated hereby in terms reasonably acceptable to the Purchaser.

            8.1.9 The Company and its Subsidiaries have not tendered the Banagricola Shares in the Banagricola OPA.

            8.1.10 The Company and its Subsidiaries have not exercised the Put Option.

      8.2 Conditions to Obligations of the Majority Shareholders. The obligations of the Majority Shareholders to consent to the Purchaser's commencement of the OPA are subject to the satisfaction on or prior to the OPA Commencement Date of each and every one of the following conditions precedent, any one or more of which may be waived by the Majority Shareholders; provided that if all such conditions have been satisfied or waived by the Majority Shareholders on or prior to the OPA Commencement Date, the Majority Shareholders shall be deemed to have consented to such commencement:

            8.2.1 There shall not be in force any injunction, judgment, order, decree or ruling by or before any Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby. No action, suit, claim or proceeding shall be pending before any Authority which seeks to prohibit or enjoin the consummation of the transactions contemplated hereby. No Law shall have been enacted, promulgated or enforced by any Authority which prohibits or makes illegal the consummation of the transactions contemplated hereby.

            8.2.2 All Company Consents (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to the Majority Shareholders, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iv) shall be in full force and effect and not revoked.

            8.2.3 The Majority Shareholders shall have received a certificate of the secretary or a duly authorized officer of the Purchaser as to the incumbency and signatures of the officers of the Purchaser executing this Agreement or, in the alternative, copy of the powers of attorney for the officers of the Purchaser executing this Agreement.

            8.2.4 Prior to the OPA Commencement Date, the Majority Shareholders shall have received copies of a certificate of an authorized officer of the Purchaser with copies of the resolutions of the Board of Directors or other applicable executive committee of the Purchaser and, to the extent required under applicable Law, the shareholders of the Purchaser approving (a) the execution and delivery of this Agreement and each other Transaction Document to which the Purchaser is a party, and (b) the consummation of the transactions contemplated hereby and thereby.

            8.2.5 (i) Each of the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the OPA Commencement Date, (ii) the Purchaser shall have complied with all of the covenants set forth herein from the date of this Agreement until the OPA Commencement Date and (iii) the Majority Shareholders shall have received a certificate from a duly authorized officer of the Purchaser to such effect.

                                    ARTICLE 9
                              CONDITIONS TO CLOSING

      9.1 Conditions to the Purchaser's Obligations. The obligations of the Purchaser to purchase any Offered Shares contemplated by this Agreement are subject to the satisfaction on or prior to the OPA Termination Date of each and every one of the following conditions precedent, any one or more of which may be waived by the Purchaser:

            9.1.1 There shall not be in force any injunction, judgment, order, decree or ruling by or before any Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby. No action, suit, claim or proceeding shall be pending before any Authority which seeks to prohibit or enjoin the consummation of the transactions contemplated hereby. No Law shall have been enacted, promulgated or enforced by any Authority which prohibits or makes illegal the consummation of the transactions contemplated hereby this Agreement.

            9.1.2 All Purchaser Consents shall be in full force and effect and not revoked.

            9.1.3 The Minimum Percentage shall have been tendered in the OPA and not withdrawn.

            9.1.4 (i) Each of the representations and warranties made by the Majority Shareholders or the Company in this Agreement shall have been true and correct (without giving effect to any materiality or Material Adverse Effect qualifier contained therein) in all respects as of the date of this Agreement and on the OPA Termination Date, except where any failure of such representations or warranties to be so true and correct, individually or in the aggregate, would not have, or be reasonable likely to have, a Material Adverse Effect, (ii) the Majority Shareholders and the Company shall have complied in all material respects with all of the covenants set forth herein from the date of this Agreement until the OPA Termination Date and (iii) the Purchaser shall have received a certificate from the Majority Shareholders to such effect.

            9.1.5 The Company and its Subsidiaries have not exercised the Put Option.

            9.1.6 The Company shall have delivered a notice to each Shareholder, as required by the Charter Documents and any applicable Law, convening to a Meeting of Shareholders to be held on the Closing Date, or immediately thereafter, for the purpose (i) that all of existing directors of the Company tender their resignation as directors of the Company and (ii) of electing a new Board of Directors of the Company with such persons as may have been designated by the Purchaser.

                                   ARTICLE 10
                                OTHER AGREEMENTS

      10.1 Further Assurances. Each of the Majority Shareholders and the Purchaser shall, and shall each cause the Company and the Subsidiaries to, take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself (including furnishing all information required in connection with approvals of or filings with any other Authority) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them.

      10.2 Transitional Activities. Subject to applicable Law, the parties agree that upon signing of this Agreement, they will commence discussions and planning on integration and transitional activities in order to ensure that post Closing operational merger activities may commence as quickly as possible. Both parties further agree to provide the appropriate and necessary resources for the aforementioned discussions and planning.

      10.3 Publicity. Unless as mutually agreed by the parties or as required by applicable Law, there shall be no press release or other announcement concerning this Agreement or the transactions contemplated hereby.

      10.4 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand (other than among the parties hereto) in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any Subsidiary, each of the parties will cooperate with the contesting or defending party and its, his or her counsel in the contest or defense, all at the sole cost and expense of the contesting or defending party (except to the extent the contesting or defending party is entitled to indemnification therefor under this Agreement).

      10.5 No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLING SHAREHOLDERS DO NOT MAKE ANY REPRESENTATION OR WARRANTY EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SELLING SHAREHOLDERS, THE COMPANY, THE SUBSIDIARIES OR ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF THE SELLING SHAREHOLDERS, THE COMPANY OR THE SUBSIDIARIES, AND THE PURCHASER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PURCHASER AGREES THAT IT IS ACQUIRING CONTROL OF THE COMPANY AND THE SUBSIDIARIES ON "AS IS" AND "WHERE IS" BASIS.

      10.6 Disclaimer Regarding Estimates and Projections. In connection with the Purchaser's investigation of the Company and the Subsidiaries, the Purchaser has received from or on behalf of the Selling Shareholders certain estimates, forecasts, plans and financial projections with respect to the Company and the Subsidiaries. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and financial projections, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and financial projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and financial projections), and that the Purchaser shall have no claim against the Selling Shareholders with respect thereto. Accordingly, the Selling Shareholders make no representation or warranty with respect to such estimates, forecasts, plans and financial projections (including any such underlying assumptions), except that such estimates, forecasts, plans and projections were not prepared in bad faith and, to the Knowledge of the Shareholders, based on the best information available at the time of their preparation.

      10.7 Director and Officer Liability and Indemnification.


            10.7.1 For a period of one year after the Closing, the Purchaser shall not permit the Company or any Subsidiary to amend, repeal or modify any provision in its Charter Documents relating to exculpation or indemnification of former officers and directors (unless required by Law), it being the intent of the parties that the officers and directors of the Company and each Subsidiary prior to the Closing shall continue to be entitled to such exculpation and indemnification for the Company or such Subsidiary to the greatest extent permitted under the Laws of the jurisdiction of incorporation of the Company or such Subsidiary.

            10.7.2 The Purchaser hereby releases each of the officers and directors of the Selling Shareholders, the Company and the Subsidiaries from any and all claims by or Liabilities to the Selling Shareholders, the Company and the Subsidiaries, whether known or unknown, whether now existing or hereinafter discovered to exist, arising as a result of a breach of their fiduciary duties to the shareholders of the Company or (other than the Company) of such

Subsidiaries as officers or directors of the Selling Shareholders, the Company and the Subsidiaries, except to the extent that any such breach involved fraudulent or criminal activity. After the Closing, the Purchaser shall cause the Company and each of the Subsidiaries to exculpate (to the greatest extent permitted by applicable Law) and shall indemnify, defend and hold harmless, each of the directors and officers of the Company immediately prior to Closing against all Losses arising out of any violations of such fiduciary duties in their capacities as officers and directors of the Company and the Subsidiaries, to the fullest extent permitted under applicable Law or the Charter Documents of the Company and the Subsidiaries in effect as of the date of this Agreement (to the extent consistent with applicable Law), except to the extent such breach involved fraudulent or criminal activity.

      10.8 No Solicitation. During the period commencing on the date hereof and ending at the earlier of (i) the Closing Date and (ii) termination of this Agreement pursuant to Article XII, the Majority Shareholders and the Company shall not, and shall use their reasonable best efforts to cause their respective Affiliates and their and their Affiliates' respective officers, directors, representatives and agents (collectively, the "Seller Representatives") to not, directly or indirectly initiate or solicit any inquiries or the making of any proposal with respect to, or engage in discussions or negotiations concerning, or provide any confidential information or data to any person with respect to, or have any discussions with any person relating to, any Acquisition Proposal, or otherwise facilitate any effort to do any of the foregoing. The Majority Shareholders and the Company shall as promptly as reasonably practicable (but in no case later than 48 hours after receipt thereof) advise the Purchaser of the receipt of any Acquisition Proposal and provide the Purchaser with the identity of such person and a reasonable description of the terms of such proposed Acquisition Proposal. The Majority Shareholders and the Company shall, and shall cause the Seller Representatives to, immediately terminate any discussions or negotiations with any parties (other than the Purchaser or its Affiliates) with respect to an Acquisition Proposal existing as of the date hereof.

      10.9 Third Party Consents. The Majority Shareholders shall use their commercially reasonable efforts to obtain all third party consents set forth on Schedules 5.5 and 6.9.

      10.10 Dealing with Certain Authorities. Purchaser shall (i) promptly take all actions necessary to make the filings required of it or any of its Affiliates under any applicable Laws in connection with this Agreement and the transactions contemplated hereby, (ii) use its commercially reasonable efforts to comply in all material respects at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Authority pursuant to and in connection with any applicable Laws, (iii) use its commercially reasonable efforts to resolve at the earliest practicable date any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Authority in connection with any applicable Laws and (iv) use its commercially reasonable efforts to obtain approval from any Authority required in connection with this Agreement as promptly as practicable.

            10.10.1 At its sole cost, use its commercially reasonable efforts to
(i) resist or resolve promptly any administrative proceeding or suit, including appeals, that may be instituted by any Authority or private third party with respect to any applicable Laws, (ii) have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, unless same was brought or initiated by the Company or the Majority Shareholders or their respective Affiliates and (iii) enter into any settlement, undertaking, consent decree, stipulation or other agreement with any Authority with respect to any applicable laws and comply with all restrictions and conditions, if any, imposed by such Authority as a requirement for granting any necessary clearance or terminating any applicable waiting period, including but not limited to, agreeing to hold separate, sell, otherwise divest or license assets and/or businesses of Purchaser and/or its subsidiaries; and

            10.10.2 Purchaser shall inform the Company in advance of any material meeting, call or other communication (written or oral) between Purchaser and any Authority relating to the transactions contemplated hereby and shall afford a representative of the Majority Shareholders and their counsel the opportunity to participate (at their election) in each such meeting, call or other oral communication and the opportunity to comment on each such written communication.

      10.11 Non-Competition and Non-Solicitation.

            10.11.1 Each Majority Shareholder specified on Schedule 10.11.1 (the "Designated Shareholders") agrees that for a period of four years from the Closing Date (the "Restricted Period"), such Designated Shareholder shall not, and such Designated Shareholder's Affiliates shall not, own any interest in, manage, operate or control, participate in the ownership, management, operation or control (such as by serving as a director, officer, employee, member, partner, consultant, agent or advisor), or file any application with any Authority in preparation for any such ownership, management, participation, operation or control of any business or enterprise (a "Restricted Business"):

                  (i) in El Salvador that is engaged in any business of the Company and its Subsidiaries as of the Closing Date; and

                  (ii) in the United States that is engaged in any business of the Company and its Subsidiaries conducted in the United States as of the Closing Date.

            10.11.2 Notwithstanding the foregoing, the Designated Shareholders and their Affiliates may: (i) continue to participate in the ownership, management, operation or control of any Restricted Business engaged in as of the date hereof as set forth on Schedule 10.11.2 and (ii) acquiring and maintaining an ownership interest in a Restricted Business; provided, that the acquired ownership interest, when aggregated with any ownership interest of (x) the Immediate Family Members of the Designated Shareholders and (y) the Designated Shareholders' Affiliates, represents less than 5% of the equity and voting power in such Restricted Business.

            10.11.3 Each Designated Shareholder agrees that during the Restricted Period, such Designated Shareholder shall not, and such Designated Shareholder's Affiliates shall not in any manner, directly or indirectly (without the prior written consent of the Purchaser): (i) solicit any Customer to transact business with a Restricted Business or to reduce or refrain from doing any Restricted Business with the Company or any of the Subsidiaries, (ii) interfere with or damage any relationship between the Company or any of the Subsidiaries in connection with the Restricted Business in which it is engaged and a Customer or
(iii) solicit anyone who is then an employee of the Company or any of the Subsidiaries (or who was an employee of the Company or any of the Subsidiaries within the prior 12 months) to (x) resign from the Company or any of the Subsidiaries, (y) apply for or accept employment with any Restricted Business or Additional Restricted Business or (z) in the case of any management employee of the Company or any of the Subsidiaries, apply for or accept employment with any other business or enterprise.

            10.11.4 Each Designated Shareholder acknowledges that the covenants in this Section 10.11 are given in order to induce the Purchaser to enter into and consummate the transactions contemplated by this Agreement, are required by the Purchaser for the purpose of preserving the business acquired by it in connection with the transactions contemplated by this Agreement and that the Purchaser would not enter into and consummate the transactions contemplated by this Agreement without the agreement of the Designated Shareholders to the covenants contained in this Section 10.11. Each Designated Shareholder also acknowledges that the scope, duration and geographic limitations contained in this Section are reasonable given the nature of the Company's and the Subsidiaries' businesses and the nature of the Restricted Business. In the event that any of the provisions of this Section 10.11 should ever be adjudicated to exceed the time, scope, geographic or other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, scope, geographic or other limitations enforceable under applicable Law. Each Designated Shareholder further acknowledges that a violation of this Section 10.11 would cause immeasurable injury to the Purchaser and that, in the event of a breach by one or more of the Designated Shareholders of this Section 10.11, the Purchaser will not have an adequate remedy at law. Accordingly, in the event of any such breach, the Purchaser shall be entitled to such equitable and injunctive relief as may be available to restrain the Designated Shareholders and any other person participating in such breach from the violation of the provisions hereof in any court of competent jurisdiction and injunctive relief without the necessity of posting a bond or proving special damages. Nothing herein, however, shall be construed as prohibiting the Purchaser from pursuing any other remedies available at law or equity for such breach, including the recovery of damages.

      10.12 Banagricola OPA. If the public tender offer for the shares of common stock of Banagricola pursuant to the Banagricola SPA (the "Banagricola OPA") is consummated and this Agreement is terminated for any reason prior to the Closing, then:

            10.12.1 The Purchaser shall be discharged from the obligation to purchase the Shares set forth in Section 2.1 and this Agreement shall automatically terminate as of the date of termination of this Agreement;

            10.12.2 contemporaneously with such termination, and as a condition thereto, the Company and its Subsidiaries, collectively, shall sell, directly to the Purchaser, and the Purchaser shall purchase, all of the Banagricola Shares for a price per share equal to the Purchase Price Per Share (as such term is defined in the Banagricola SPA), free and clear of any Liens;

            10.12.3 (i) for the period commencing on the date of such termination and continuing until the date of transfer of the BESI Shares described in clause (ii) is below is perfected, the Company shall not, with respect to BESI, (A) sell, assign, transfer, encumber or otherwise dispose of (1) the BESI Shares or (2) any of the assets of BESI except in the ordinary course of its business, and (B) take any of the actions described in Sections 7.2.3, 7.2.5, 7.2.6 or 7.2.11 as if BESI were the Company for the purposes of such Sections, and (ii) the Company and the Purchaser shall negotiate in good faith and use their best efforts to enter into, as promptly as practicable, a stock purchase agreement for the sale by the Company, directly to the Purchaser, of all of the BESI Shares for a purchase price, in the aggregate, of six million Dollars ($6,000,000), free and clear of any Liens; and

            10.12.4 (i) for the period commencing on the date of such termination and continuing until the date on which the agreement described in clause (ii) below becomes effective, the Company and its Subsidiaries shall, at the election of the Purchaser, continue to provide to Banagricola and/or its Subsidiaries the services (in whole or in part) currently provided by the Company and its Subsidiaries to Banagricola and/or its Subsidiaries (including any services provided by BESI) on the same terms and conditions (including price) and at the same standard and level of service as such services are being provided as of the date hereof, and (ii) the Company and its Subsidiaries and the Purchaser shall negotiate in good faith and use their best efforts to enter into, as promptly as practicable, a long-term services agreement for the provision of such services by the Company and its Subsidiaries on customary terms and conditions.

                                   ARTICLE 11
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      11.1 Survival of Representations and Warranties. The representations and warranties of the Purchaser contained in Article 4 of this Agreement and of the Majority Shareholders and the Company contained in Articles 5 and 6 of this Agreement shall survive the Closing and continue in full force and effect until the date which is 18 months after the Closing Date; except for the representations and warranties contained in Section 5.2, 5.6, 6.6, 6.7, 6.22,
6.36 or 6.37 which shall survive the Closing indefinitely, and the representations and warranties in Sections 6.18 and 6.25, which shall survive the Closing for the statute of limitations applicable thereto. In the event that notice of any action for breach hereunder shall have been given within the applicable survival period, the representations and warranties that are the subject of such action shall survive with respect to such action until the action is finally and fully resolved.

                                   ARTICLE 12
                                   TERMINATION

      12.1 Termination. Subject to the provisions of Section 2.4, Section 2.5 and Section 10.12.1, this Agreement may be terminated at any time prior to the Closing Date:

            12.1.1 by mutual written consent of the Purchaser and the Majority Shareholders;

            12.1.2 by the Purchaser or the Majority Shareholders if there shall be any applicable Salvadoran or Panamanian Law that makes consummation of the OPA illegal or otherwise prohibited or any judgment, injunction, order or decree of any Authority having competent jurisdiction enjoins the consummation of the OPA, and such judgment, injunction, order or decree shall have become final and nonappealable;

            12.1.3 by the Purchaser by giving written notice to the Majority Shareholders at any time in the event the Majority Shareholders have breached any material covenant contained in this Agreement in any material respect, the Purchaser has notified the Majority Shareholders of such breach and such breach has continued uncured for a period of 15 Business Days after the notice of breach;

            12.1.4 by the Majority Shareholders by giving written notice to the Purchaser at any time the Purchaser has breached any material covenant contained in this Agreement in any material respect, the Majority Shareholders has notified the Purchaser of such breach and such breach has continued uncured for a period of 15 Business Days after the notice of breach;

            12.1.5 by the Purchaser or the Majority Shareholders if the Closing shall not have occurred on or before the date that is 180 days from the date of this Agreement (unless the failure results primarily from the terminating party breaching any representation, warranty or covenant contained in this Agreement); provided that such period may be extended by the Purchaser for an additional 60 days to obtain any consent or approval of any Authority necessary to commence the OPA or to consummate the purchase of the Offered Shares so long as Purchaser
(i) has made all filings and/or notifications with the applicable Authority to be required in connection with such consent or approval and (ii) has used its commercially reasonable efforts to obtain such consent or approval in a timely manner in accordance with the terms hereof;

            12.1.6 by the Purchaser or the Majority Shareholders if the Banagricola SPA is terminated prior to the Closing in accordance with its terms; or

            12.1.7 in accordance with the terms of Section 2.4, Section 2.5 or
Section 10.12.1.

      12.2 Effect of Termination. The termination of this Agreement pursuant to this Article 12 shall terminate all obligations of the parties hereunder (except for the liability of any party then in breach), except for the obligations under
Section 2.4, Section 2.5, Section 7.4, Section 10.12 and this Section 12.2.

                                   ARTICLE 13
                     MAJORITY SHAREHOLDER REPRESENTATIVES(1)

      13.1 Appointment. Each Majority Shareholder does hereby irrevocably appoint the individual set forth opposite its name on Schedule 13.1 hereof, as its true and lawful attorney-in-fact and agent, with full power of substitution or re-substitution, to act solely and exclusively on behalf of such Majority Shareholder with respect to any matters relating to this Agreement and the Transaction Documents (each such person, a "Majority Shareholders' Representative"). All action required to be taken by a Majority Shareholder under this Agreement and the Transaction Documents (including the giving and receiving of all notices, consents and waivers and the execution and delivery of any documents, and the execution and delivery of any agreements and

------------
(1) Please consider reducing the number of Representatives for this transaction further. Nine is still too many.

releases in connection with the settlement of any dispute or claim under this Agreement) shall be taken by such Majority Shareholder's Majority Shareholders' Representative. The Purchaser shall be entitled to rely on all actions taken or authorized by the Majority Shareholders' Representatives as being the binding acts or authorizations of the Majority Shareholder that designated such Majority Shareholders' Representative. The Majority Shareholders' Representatives shall not have any duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the Transaction Documents or shall otherwise exist against the Majority Shareholders' Representatives.

      13.2 Reliance by Majority Shareholders' Representative. A Majority Shareholders' Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Majority Shareholder or the Purchaser, or any other evidence deemed by such Majority Shareholders' Representative to be reliable, and such Majority Shareholders' Representative shall be entitled to act on the advice of counsel selected by it. A Majority Shareholders' Representative shall be fully justified in failing or refusing to take any action under this Agreement and the other Transaction Documents unless it shall have received such advice or concurrence of the Majority Shareholder(s) that designated such Majority Shareholders' Representative as it deems appropriate or it shall have been expressly indemnified to its satisfaction by such Majority Shareholder(s) severally according to their respective Percentage Ownership against any and all liability and expense that such Majority Shareholders' Representative may incur by reason of taking or continuing to take any such action. A Majority Shareholders' Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement and the other Transaction Documents in accordance with a request of the Majority Shareholders that designated such Majority Shareholders' Representative, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon such Majority Shareholder.

      13.3 Expenses of Majority Shareholders' Representative. A Majority Shareholders' Representative shall be entitled to retain counsel and to incur such expenses (including court costs and reasonable attorneys' fees and expenses) as such Majority Shareholders' Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement and the other Transaction Documents, and except as otherwise provided in this Agreement, all such fees and expenses incurred by the Majority Shareholders' Representative shall be borne by the Majority Shareholder(s) that appointed such Majority Shareholders' Representative severally according to their respective Percentage Ownership.

      13.4 Indemnification. The Majority Shareholders hereby agree severally to indemnify the Majority Shareholders' Representative appointed by them (in its capacity as such) ratably according to their respective Percentage Ownership against, and to hold such Majority Shareholders' Representative (in its capacity as such) harmless from, any and all liabilities, obligations, Losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of whatever kind which may at any time be imposed upon, incurred by or asserted against such Majority Shareholders' Representative in such capacity in any way relating to or arising out of its action or failures to take action pursuant to this Agreement or the other Transaction Documents or in connection herewith or therewith in such capacity; provided, that no Majority Shareholder shall be liable for the payment of any portion of such liabilities, obligations, Losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Majority Shareholders' Representative designated by such Majority Shareholder. The agreements in this Section 13.4 shall survive termination of this Agreement or the other Transaction Documents.

                                   ARTICLE 14
                                  MISCELLANEOUS

      14.1 Notices. Any notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and, except as otherwise specified in writing, shall be given by personal delivery, facsimile transmission, Federal Express or UPS (or other similar internationally-recognized overnight courier service) or by registered or certified mail, postage prepaid, return receipt requested if to the Purchaser or the Majority Shareholders, to the addresses for notices set forth below, or to such other addresses as any party hereto may from time to time give notice of (complying as to delivery with the terms of this Section 14.1) to the other. Notice internationally-recognized overnight courier shall be effective two days after deposit with such courier. Notice by any other permitted means will be effective upon receipt.

      If to the Purchaser:               Bancolombia (Panama), S.A.
                                         Plaza Marbella, Calle Aquilino de la
                                         Guardia y Calle 47
                                         Panama
                                         Attn: Pablo Diaz Gomez
                                         Fax: +507 269-1138

      With copies to:                    Sullivan & Cromwell LLP
                                         125 Broad Street
                                         New York, New York 10004
                                         Attn:  Mitchell S. Eitel
                                         Fax:  +1 (212) 558-3588

      If to the Company or the Majority  Bienes y Servicios, S.A.
      Shareholders:                      4a. Calle Oriente,  numero 5-8, Santa
                                         Tecla, Departamento de la Libertad, San
                                         Salvador, El Salvador
                                         Attn: Guillermo Antonio Jovel M.
                                         Fax: + (503) 2267-5745

       With copies to:                     Greenberg Traurig, P.A.
                                           1221 Brickell Avenue
                                           Miami, Florida  33131
                                           Attn:  Patricia Menendez-Cambo
                                           Fax:  +1 (305) 579-0766

      14.2 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect thereto. This Agreement may not be altered or otherwise amended except pursuant to an instrument in writing signed by the parties hereto.

      14.3 Benefits; Binding Effect; Assignment. This Agreement shall be for the benefit of and binding upon the parties hereto, their respective successors and, where applicable, assigns. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior approval of the other party; provided, however, that (i) before the Closing is effected, the Purchaser may (A) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (B) designate one or more of its Affiliates to perform its obligations hereunder (but in any or all of such cases the Purchaser shall nonetheless remain responsible for the performance of all of the obligations of such assignee hereunder), and (ii) the Majority Shareholders may assign any on all of their rights and interests hereunder to one or more of their Affiliates, provided, however, that any assignor shall remain responsible for the performance of all of the obligations of such assignor hereunder.

      14.4 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

      14.5 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under this Agreement.

      14.6 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

      14.7 Expenses. All fees and expenses (including the fees and expenses of legal counsel and other advisors) incurred by the Majority Shareholders, the Company and/or any Subsidiary in connection with the transactions contemplated hereby shall be borne by the Majority Shareholders. Any and all fees and expenses of the Purchaser in connection with the transactions contemplated hereby shall be borne by the Purchaser.

      14.8 Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

      14.9 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

      14.10 Litigation; Prevailing Party. In the event of any Litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay all reasonable fees and expenses of counsel for the prevailing party.

      14.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of Sections 7.2, 7.4, 7.5, 10.2, 10.3, 10.8,
10.11 or 10.12 was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of the foregoing covenants or to enforce specifically the performance of such covenants in addition to any other remedy to which they are entitled at law or in equity in accordance with the terms set forth in this Agreement. The parties hereto further agree that no party shall be required to post any bond, guaranty or other surety in order to obtain any such injunction or specific performance.

      14.12 Governing Law; Jurisdiction; Waiver of Jury Trial.


            14.12.1 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

            14.12.2 EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

      14.13 Jurisdiction, Etc.

            14.13.1 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents or for recognition or enforcement of any judgment, and such parties hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by Law, in such federal court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Majority Shareholders' Representatives and the Company hereby irrevocably appoint CT Corporation System (the "Process Agent") with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, United States, as its agent to receive on behalf of the Majority Shareholders' Representatives and the Company service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Majority Shareholders' Representatives and/or the Company in care of the Process Agent at the Process Agent's office, and the Majority Shareholders' Representatives and the Company hereby irrevocably authorize and direct the Process Agent to accept such service on their behalf. As an alternative method of service, the Majority Shareholders' Representatives and the Company also irrevocably consent to the service of any and all process in any such action or proceeding by sending copies of such process by mail (by method requiring evidence of receipt) with a second copy to be sent to the Majority Shareholders' Representatives and the Company by courier at their respective address specified in Section 13.1.

            14.13.2 Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Transaction Documents in any New York State court or federal court of the United States of America sitting in the Borough of Manhattan in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            14.13.3 To the extent that any Majority Shareholder or the Company has or hereafter may acquire any immunity from jurisdiction of any Authority or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Majority Shareholder and the Company hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Transaction Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section
14.13.3 shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

      14.14 Construction. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it, he or she has been represented by legal counsel in connection with the preparation and execution of this Agreement.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

      IN WITNESS WHEREOF, the parties hereto have each executed and delivered this BYSSA Stock Purchase Agreement as of the day and year first above written.

                                 PURCHASER:

                                 BANCOLOMBIA (PANAMA) S.A.


                                 By: /s/PABLO EMILIO DIAZ GOMEZ
                                     ------------------------------------
                                     Name:  Pablo Emilio Diaz Gomez
                                     Title: Legal Representative


                                 COMPANY:

                                 BIENES Y SERVICIOS, S.A.

                                 By: /s/ RODOLFO ROBERTO SCHILDNECHT
                                     ------------------------------------
                                     Name:  Rodolfo Roberto Schildnecht
                                     Title: President of the Board

               (SIGNATURE PAGE TO BYSSA STOCK PURCHASE AGREEMENT)



                                 MAJORITY SHAREHOLDERS:



                                 By: /s/ RODOLFO ROBERTO SCHILDNECHT
                                     ------------------------------------
                                     Name:  Rodolfo Roberto Schildnecht
                                     Title: In his/her capacity as attorney-in-
                                            fact on behalf of each of the
                                            persons set forth opposite his/her
                                            name on Schedule 13.1 hereto.

                                 By: /s/ MAURICIO MEYER COHEN COHEN
                                     ------------------------------
                                     Name:  Mauricio Meyer Cohen Cohen
                                     Title: In his/her capacity as attorney-
                                            in-fact on behalf of each of
                                            the persons set forth opposite
                                            his/her name on Schedule 13.1
                                            hereto.

                                 By: /s/ CARLOS ENRQIQUE ARAUJO
                                     --------------------------
                                     Name:  Carlos Enrique Araujo
                                     Title: In his/her capacity as attorney-
                                            in-fact on behalf of each of the
                                            persons set forth opposite his/her
                                            name on Schedule 13.1 hereto.

                                 By: /s/ FERNANDO ALFREDO PACAS
                                     --------------------------
                                     Name:  Fernando Alfredo Pacas
                                     Title: In his/her capacity as attorney-
                                            in-fact on behalf of each of
                                            the persons set forth opposite
                                            his/her name on Schedule 13.1
                                            hereto.

                                 By: /s/ ROBERTO VARAONA RENGIFO
                                     ---------------------------
                                     Name:  Roberto Varaona Rengifo
                                     Title: In his/her capacity as attorney-in-
                                            fact on behalf of each of the
                                            persons set forth opposite his/her
                                            name on Schedule 13.1 hereto.



                                 By: /s/ FRANCISCO ALBERTO ALVAREZ
                                     -----------------------------
                                     Name:  Francisco Alberto Alvarez
                                     Title: In his/her capacity as attorney-in-
                                            fact on behalf of each of the
                                            persons set forth opposite
                                            his/her name on Schedule 13.1
                                            hereto.

                                 By: /s/ JOAQUIN ALBERTO PALOMO
                                     --------------------------
                                     Name:  Joaquin Alberto Palomo
                                     Title: In his/her capacity as attorney-in-
                                            fact on behalf of each of the
                                            persons set forth opposite his/her
                                            name on Schedule 13.1 hereto.

                                 By: /s/ SARA SOMERS GASTEAZORO DE MENEDEZ
                                     -------------------------------------
                                     Name:  Sara Somers Gasteazoro De Menedez
                                     Title: In his/her capacity as attorney-in-
                                            fact on behalf of each of the
                                            persons set forth opposite his/her
                                            name on Schedule 13.1 hereto.

                                 By: /s/ MANUEL ANTONIO RODRIGUEZ
                                     ----------------------------
                                     Name:  Manuel Antonio Rodriguez
                                     Title: In his/her capacity as attorney-in-
                                            fact on behalf of each of the
                                            persons set forth opposite his/her
                                            name on Schedule 13.1 hereto.

                                 By: /s/ JOSE ROBERTO ORELLANA
                                     -------------------------
                                     Name:  Jose Roberto Orellana
                                     Title: In his/her capacity as attorney-in-
                                            fact on behalf of each of the
                                            persons set forth opposite his/her
                                            name on Schedule 13.1 hereto.

                                 By: /s/ OSCAR ARMANDO RODRIGUEZ
                                     ---------------------------
                                     Name:  Oscar Armando Rodriguez
                                     Title: In his/her capacity as attorney-in-
                                            fact on behalf of each of the
                                            persons set forth opposite his/her
                                            name on Schedule 13.1 hereto.